Exhibit 2.6

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1
LETTER FROM THE EXECUTIVE CHAIRMAN	3
MANAGEMENT INFORMATION CIRCULAR	5
Introduction	5
GENERAL PROXY MATTERS	6
Who is soliciting my proxy?	6
Who can vote?	6
Principal Shareholders	6
How do I vote?	6
How do I vote if I am a registered Shareholder?	7
How do I vote if I am a non-registered Shareholder?	8
How do I complete the form of proxy?	8
If I change my mind, how can I revoke my proxy?	9
BUSINESS OF THE MEETING	10
Presentation of Financial Statements	10
Election of Directors	10
Appointment of Auditor	10
Advisory Vote on Executive Compensation	11
Consideration of Other Business	12
BOARD NOMINEES	13
Board Nominees	13
Shareholdings of Board Nominees	21
Other Public Company Directorships / Committee Appointments	22
Policy on Other Directorships	22
Board Interlocks	22
Sessions without Management	22
Retirement Policy and Director Term Limits	23
Expectations for Individual Directors, Succession Planning and Skills Matrix	23
Diversity Policy	23
Additional Disclosure Relating to Directors	24
Human Resources and Compensation Committee	25
COMPENSATION DISCUSSION AND ANALYSIS	30
STATEMENT OF GOVERNANCE PRACTICES	52
Board of Directors	52
Independence	52
Chair of the Board of Directors	52
Independent Directors’ Meetings	52
Attendance Record	53

Board Size	53
Board Mandate	53
Audit Committee Information	53
Position Descriptions	53
Chief Executive Officer	53
Chief Financial Officer	53
Standing Committee Chairs	54
Orientation and Continuing Education	54
Risk Management Oversight	54
Shareholder Engagement	54
Directors Attendance Record	55
Public Disclosure Policy	56
Trading Guidelines	57
Code of Ethics	57
Nomination of Directors	58
Compensation	58
Board Committees	58
Assessments	58
Director Term Limits	59
Representation of Women on the Board and in Executive Officer Positions, Considerations and Targets	59
COMMITTEES	60
Audit Committee	60
Governance and Nominating Committee	61
Human Resources and Compensation Committee	62
OTHER IMPORTANT INFORMATION	63
Interest of Informed Persons in Material Transactions	63
No Indebtedness of Directors and Officers	63
Future Shareholder Proposals	63
ADDITIONAL INFORMATION	64
Documents you can request	64
Receiving information electronically	64
How to Sign Up – Registered Shareholders	64
How to Sign Up – Non-Registered Shareholders	64
QUESTIONS AND FURTHER ASSISTANCE	65
APPROVAL OF DIRECTORS	66
APPENDIX A CHARTER OF THE BOARD OF DIRECTORS	1
APPENDIX B LONG-TERM INCENTIVE PLANS	i

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on June 26, 2024

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Shares”) of Aimia Inc. (the “Corporation”) will be held on June 26, 2024, at 10:30 a.m. (Eastern Daylight Time), for the following purposes:

(a)
to receive the consolidated financial statements of the Corporation for the year ended December 31, 2023, including the auditor’s report thereon – for more details, please refer to the “Business of the Meeting – Presentation of Financial Statements” section on page 10 of the management information circular (“Information Circular”) prepared in connection with the Meeting;

(b)
to elect the directors of the Corporation who will serve until the end of the next annual meeting of Shareholders or until their successors are appointed – for more details, please refer to the “Business of the Meeting – Election of Directors” section on page 10 of the Information Circular;

(c)
to appoint the auditor of the Corporation and authorize the directors to determine its remuneration – for more details, please refer to the “Business of the Meeting – Appointment of Auditor” section on page 10 of the Information Circular;

(d)
to consider and, if deemed advisable, to adopt, on an advisory basis, a resolution accepting the Corporation’s approach to executive compensation – for more details, please refer to the “Business of the Meeting – Advisory Vote on Executive Compensation” section on page 11 of the Information Circular; and

(e)	to transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

Specific details of the matters to be put before the Meeting are set forth in the accompanying Information Circular.

The meeting will be held in person at Vantage Venues (Meeting Room L2), 150 King Street West, 27th Floor, Toronto, Ontario. Voting may be conducted by Shareholders in advance of the Meeting or at the physical Meeting in person.

Shareholders may contact Kingsdale Advisors, Aimia’s strategic advisor by telephone at 1-800-495-6389 (toll-free in North America) or 1-647-251-9706 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

Shareholders are reminded to review the Information Circular before voting.

VOTING

May 27, 2024 is the record date for determining the Shareholders entitled to receive notice of and to vote at the Meeting.

A registered Shareholder may vote at the Meeting, but all registered Shareholders may also vote in advance by submitting their proxy by mail, telephone or over the internet in accordance with the instructions below.

Please note that you cannot vote by returning this notice.

You may and we suggest that you vote your shares on the Internet, by phone or mail.

INTERNET: Go to the website www.meeting-vote.com and follow the instructions on the screen.

TELEPHONE: Voting by proxy using the telephone is only available to Shareholders located in Canada and the United States. Call 1-888-489-7352 (toll-free in Canada and the United States) and an agent will help you vote online. You will need your 13-digit control number.

MAIL:  Complete your form of proxy and return it in the envelope provided.

Please refer to the instructions on your separate proxy or voting instruction form on how to vote using these methods.

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Registered Shareholders

TSX Trust must receive your proxy form or you must have voted by Internet or telephone before 10:30 a.m. (Eastern Daylight Time) on June 24, 2024.

Non-Registered Shareholders

Your intermediary must receive your voting instructions with sufficient time for your vote to be processed before 10:30 a.m. (Eastern Daylight Time) on the date that is two business days preceding the date of the Meeting or any adjournment thereof.

If you are a non-registered shareholder and wish to attend or vote at the meeting, there are additional steps you MUST take, as described below at page 7.

QUESTIONS

Shareholders with questions about this notice or the Meeting can contact Kingsdale Advisors, Aimia’s strategic advisor by telephone at 1-800-495-6389 (toll-free in North America) or 1-647-251-9706 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

Dated at the City of Montréal, in the Province of Quebec, this 27th day of May, 2024.

By Order of the Board of Directors of Aimia Inc.

(signed) Mathieu Giguère
Chief Legal Officer and Corporate Secretary

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LETTER FROM THE EXECUTIVE CHAIRMAN

On January 11, 2024, I stepped into the role of Executive Chairman, and quickly became fully immersed in the necessary work with colleagues at Aimia and the management teams at Bozzetto Group and Cortland International to ensure that we are delivering on the 2024 performance goals of each business. The Aimia senior leadership team and I, with strong support from members of Aimia’s Board, have also focused on managing and prudently monetizing non-core investments held at the holding company level.

I have also spent a considerable amount of time speaking with many of you, listening to your investor-perspective on Aimia’s historical performance, understanding your concerns about the direction of the company, and gathering insight as to what you believe is the path to unlocking value and growing the Company’s share price. In fact, I have met with more than 30 investors holding almost 70% of the Company’s shares, in some cases multiple times, since January.

Several consistent themes emerged from my discussions with shareholders. Among them included the opinion that Aimia’s strategy is unclear, that our near-term catalysts for value creation and share price appreciation are vague, and that our commitment to buybacks or dividend distributions has been largely ignored.

We are focused on addressing many of these concerns and positioning Aimia for a new path forward. Since early January, we took a number of decisive steps to begin the process of unlocking value within the company, including:

•	Replacing members of the senior leadership team, resulting in the elimination of more than $2 million of annual executive compensation expenses.

•	Strengthening Aimia’s corporate governance with additional changes to the Board and Committee leadership.

•	Providing more clarity on the value of and reasons for write-downs of Aimia’s non-core investments.

•	Successfully monetizing more than $11 million worth of shares of Capital A.

•
Enhancing Aimia’s financial reporting disclosures to better highlight the contributions of Bozzetto and Cortland, including providing guidance that on a combined basis our core businesses will generate adjusted EBITDA in the range of $80 to $85 million in 2024.

•
Terminating agreements with Paladin Private Equity, delivering a number of benefits to shareholders, including eliminating all future carried-interest payments, removing minority governance rights, and ending $1.1 million of annual advisory service payments.

•	Engaging with investors, including Aimia’s largest shareholder, Mithaq Capital, to provide updates and transparency into these initiatives.

While much has been achieved since early January, we still have work to do to restore investor confidence in Aimia’s business strategy and demonstrate the potential upside value in our share price based on our core holdings.

To accomplish this, our priorities will center on three main objectives: First, unlock the full value of our core holdings, Bozzetto and Cortland, two global companies operating in specialty markets with significant organic and accretive growth potential. Second, continue to responsibly monetize our non-core assets in an expedited manner. And third, optimize Aimia’s capital structure to support the return of capital to shareholders.

Achieving these objectives starts with ensuring that we hit our operating and financial goals for the remainder of 2024, which include continuing the integration of StarChem at Bozzetto; completing initiatives to accelerate and optimize Cortland’s go-to- market strategy and maximize its operational efficiency; optimizing Aimia’s capital structure at the holding company and subsidiary levels; and, perhaps most significantly, launching our previously announced normal course issuer bid in the coming weeks, pending certain conditions namely regulatory approval and receipt of the PLM earn-out proceeds.

This is only the start.

Over the next few months, we will also complete a comprehensive review of Aimia’s corporate and financial structure with an eye towards unlocking the value in our wholly-owned subsidiaries and optimizing the ownership structure of these assets. There are several paths we could follow, and every option will be considered – from arranging financing at the subsidiary or holding

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company level to free up cash flow to restructuring the holding company to be more efficient and integrated with our subsidiaries to monetizing a portion or all of one of our existing core assets.

Paths we have NO intention of taking include investing in a new core business, investing in a new non-core assets or making new investments in our existing non-core assets.

We expect to work with third-party advisors in a disciplined process to help determine Aimia’s best path forward – one that will maximize and expedite returns to all shareholders.

I want to thank the many shareholders who have been supportive of our recent efforts. As a fellow shareholder, I am optimistic about the Company’s ability to execute a strategic plan and to unlock upside value for all shareholders.

I will expand on the details of our strategic roadmap and near-term priorities at our annual meeting of shareholders, scheduled for June 26th in Toronto, and thereafter we will continue to provide updates on our strategic initiatives.

On behalf of the Board of Directors, I would like to thank you for your support and continued engagement through a period of significant change for our Company. As a fellow shareholder, I am optimistic about the Company’s ability to execute on a sound and value-creating strategic plan and create value for all shareholders in an accelerated fashion.

Finally, I would like to take this opportunity to encourage you to vote your shares in advance of our meeting. Shareholders are being asked to vote on a number of resolutions related to the selection of our auditors, the appointment of Directors to our Board, and Executive Compensation.

I look forward to your feedback and continued engagement.

(signed) Tom Finke
Executive Chairman

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MANAGEMENT INFORMATION CIRCULAR

Introduction

This management information circular (this “Information Circular”) is furnished in connection with the solicitation of proxies by and on behalf of management (“Management”) of Aimia Inc. (the “Corporation” or “Aimia”) for use at the annual meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Shares”) of the Corporation, and any adjournment or postponement thereof, held on June 26, 2024, at 10:30 a.m. (Eastern Daylight Time) and for purposes set forth in the accompanying notice of annual meeting of shareholders (the “Notice”).

The meeting will be held in person at Vantage Venues (Meeting Room L2), 150 King Street West, 27th Floor, Toronto, Ontario. Voting may be conducted by Shareholders in advance of the Meeting or at the physical Meeting in person.

Aimia has retained Kingsdale Advisors to provide a broad array of strategic advisory, governance, strategic communications, digital and investor campaign services on a global retainer basis in addition to certain fees accrued during the life of the engagement upon the discretion and direction of Corporation. Aimia may also reimburse brokers and other persons holding Shares in their name or in the name of nominees for their costs incurred in sending proxy material to their principals in order to obtain their proxies.

No person has been authorized to give any information or make any representation in connection with any matters to be considered at the Meeting other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth in the Notice. Unless otherwise indicated in this Information Circular, Aimia, we, us, our or the Corporation refer to Aimia Inc., and, where the context requires, its subsidiaries and associated companies.

Information contained in this Information Circular is given as of May 27, 2024, unless otherwise specifically stated.

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GENERAL PROXY MATTERS

The following questions and answers provide guidance on how to vote your Shares.

Who is soliciting my proxy?

Management of the Corporation is soliciting your proxy. Solicitations of proxies will be primarily by mail, but may also be by newspaper publication, in person or by telephone, fax or oral communication by directors, officers or employees of the Corporation who will be specifically remunerated therefor by the Corporation. Aimia has retained Kingsdale Advisors to provide a broad array of strategic advisory, governance, strategic communications, digital and investor campaign services on a global retainer basis in addition to certain fees accrued during the life of the engagement upon the discretion and direction of Corporation. Aimia may also reimburse brokers and other persons holding Shares in their name or in the name of nominees for their costs incurred in sending proxy material to their principals in order to obtain their proxies. Shareholders may contact Kingsdale Advisors, Aimia’s strategic advisor by telephone at 1-800-495-6389 (toll-free in North America) or 1-647-251-9706 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

Who can vote?

Shareholders of record on May 27, 2024 are entitled to receive notice of and vote at the Meeting. Shareholders are entitled to one (1) vote per Share on any matters that may come before the Meeting. As of May 27, 2024, there were 99,679,614 Shares issued and outstanding.

A quorum of Shareholders shall be present at the Meeting if two or more persons holding not less than 25% of the Shares entitled to vote at the Meeting attend or are represented by proxy, irrespective of the number of persons who actually attend the Meeting.

If a body corporate or association is a Shareholder, the Corporation shall recognize any individual authorized by a resolution of the directors or governing body of the body corporate or association to represent it at the Meeting. An individual thus authorized may exercise on behalf of the body corporate or association all the powers it could exercise if it were an individual Shareholder. If two or more persons hold Shares jointly, one of those holders who attends the Meeting may in the absence of the others vote the Shares, but if two or more of those persons who attend or are represented by proxy, vote, they shall vote as one on the Shares jointly held by them.

Principal Shareholders

As of May 27, 2024, to the knowledge of the directors of the Corporation (the “Directors”) and of the executive officers of the Corporation, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over, securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Corporation are Mithaq Capital SPC, which holds 26,893,588 Shares, representing approximately 26.98% of the issued and outstanding Shares.

How do I vote?

You can attend the Meeting or you can appoint someone else to vote for you as your proxyholder. A Shareholder entitled to vote at the Meeting may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, who are not required to be Shareholders, to attend and act at the Meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy. Voting by proxy means that you are giving the person named on your form of proxy (“proxyholder”) the authority to vote your Shares for you at the Meeting or any adjournment or postponement thereof. Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting for your vote to count.

You can choose from among three (3) different ways to vote your Shares by proxy:

on the Internet;
by telephone; or
by mail.

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The persons who are named on the form of proxy or voting instruction form, namely Thomas Finke and Steven C. Leonard (the “Named Proxyholders”), are Directors of the Corporation and will vote your Shares for you. You have the right to appoint someone else to be your proxyholder. If you appoint someone else, he or she must attend the Meeting to vote your Shares.

If you have any questions or need assistance voting, contact Kingsdale Advisors, Aimia’s strategic advisor by telephone at 1- 800-495-6389 (toll-free in North America) or 1-647-251-9706 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

How do I vote if I am a registered Shareholder?

You are a registered Shareholder if your name appears on your Share certificate. If you are not sure whether you are a registered Shareholder, please contact TSX Trust Company (“TSX Trust”) at 1-800-387-0825.

Voting at the Meeting

A registered Shareholder may vote in person at the Meeting, but rather than attending in person, all registered Shareholders may vote in advance by submitting their proxy by mail, telephone or over the internet in accordance with the instructions below.

Voting by proxy

On the Internet

Go to the website www.meeting-vote.com and follow the instructions on the screen. Your voting instructions are then conveyed electronically over the Internet.

The cut-off time for internet voting is 10:30 a.m. (Eastern Daylight Time) on June 24, 2024.

By telephone

Voting by proxy using the telephone is only available to Shareholders located in Canada and the United States. Call 1-888-489-7352 (toll- free in Canada and the United States) and an agent will help you vote online. Your voting instructions are then conveyed by using touchtone selections over the telephone.

You will need your 13-digit control number. You will find this number on your form of proxy or in the email addressed to you if you chose to receive the Information Circular electronically.

If you choose the telephone, you cannot appoint any person other than the Named Proxyholders as your proxyholder.

The cut-off time for voting by telephone is 10:30 a.m. (Eastern Daylight Time) on June 24, 2024. The time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion without notice.

By mail

Included with the Information Circular package is a form of proxy for Shareholders.

Complete your form of proxy and return it in the envelope provided or by delivery to one of TSX Trust’s principal offices in Montréal, Toronto, Vancouver or Calgary for receipt before 10:30 a.m. (Eastern Daylight Time) on June 24, 2024, or prior to 10:30 a.m. (Eastern Daylight Time) on the second to last business day preceding any adjournment or postponement of the Meeting.

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If you return your proxy by mail, you can appoint a person other than the Named Proxyholders as your proxyholder. This person does not have to be a Shareholder. Fill in the name of the person you are appointing in the blank space provided on the form of proxy. Complete your voting instructions, and date and sign the form. Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.

Please refer to the section of this Information Circular titled “General Proxy Matters – How do I complete the form of proxy?” on page 8 for further details.

How do I vote if I am a non-registered Shareholder?

You are a non-registered Shareholder if your bank, trust company, securities broker or other financial institution (your “nominee”) holds your Shares for you. If you are not sure whether you are a non-registered Shareholder, please contact TSX Trust at 1-800-387-0825.

Non-registered Shareholders are either “objecting beneficial owners” (“OBOs”) as defined in NI 54-101 who object that intermediaries disclose information about their ownership in the Corporation, or “non-objecting beneficial owners” (“NOBOs”), as defined in NI 54-101, who do not object to such disclosure. The Corporation pays intermediaries to send proxy-related materials to OBOs and NOBOs.

Voting by voting instruction form

Your nominee is required to ask for your voting instructions before the Meeting. Please contact your nominee if you are a non-registered Shareholder and did not receive a copy of the Information Circular and voting instruction form.

In most cases, non-registered Shareholders will receive a voting instruction form which allows you to provide your voting instructions on the Internet or by mail. You will need your control number found on your voting instruction form if you choose to vote on the Internet. Alternatively, non-registered Shareholders may complete the voting instruction form and return it by mail, as directed in the voting instruction form.

Aimia may also use Broadridge Financial Solution Inc.’s QuickVote™ service to assist beneficial Shareholders with voting their shares over the telephone. The QuickVote™ system is intended to assist Shareholders in placing their votes, however, there is no obligation for any Shareholders to vote using the QuickVote™ system, and Shareholders may vote (or change or revoke their votes) at any other time and in any other applicable manner described in this Information Circular. Any voting instructions provided by a Shareholder will be recorded and such Shareholder will receive a letter from Broadridge (on behalf of the Shareholder’s Intermediary) as confirmation that their voting instructions have been accepted.

The time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion without notice.

How do I complete the form of proxy?

You can choose to vote “For” or “Against” with respect to the election of each of the nominee Directors and the Say-on-Pay Advisory Resolution (as defined below) and can choose to vote “For” or “Withhold” with respect to the appointment of the auditor. If you are a non-registered Shareholder voting your Shares, please follow the instructions provided in the voting instruction form provided.

When you sign the form of proxy without appointing an alternate proxyholder, you authorize the Named Proxyholders to vote for, against or withhold from voting your Shares for you at the Meeting in accordance with your instructions. If you return your proxy without specifying how you want to vote your Shares, your Shares will be voted FOR the election of each of the nominee Directors named in this Information Circular, FOR the appointment of PricewaterhouseCoopers LLP as the auditor of the Corporation and the determination of its remuneration by the Directors of the Corporation, and FOR the approval of the Say-on-Pay Advisory Resolution, and as your proxyholder sees fit on any other matters to be considered at the Meeting.

Management of the Corporation is not aware of any other matters which will be presented for action at the Meeting. The Named Proxyholders will have discretionary authority with respect to any amendments or variations of the matters of business to be acted on at the Meeting or any other matters properly brought before the Meeting or any adjournment or postponement thereof, in each instance, to the extent permitted by law, whether or not the amendment, variation or other matter that comes before the Meeting is routine and whether or not the amendment, variation or other matter that comes before the Meeting is contested.

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A Shareholder has the right to appoint a person or entity (who need not be a Shareholder) to attend and act for him/her on his/her behalf at the Meeting other than the Named Proxyholders.

A proxyholder has the same rights as the Shareholder by whom it was appointed to speak at the Meeting in respect of any matter, to vote by way of ballot at the Meeting and, except where the proxyholder has conflicting instructions from more than one Shareholder, to vote at the Meeting in respect of any matter.

If you are an individual Shareholder, you or your authorized attorney must sign the form of proxy. If you are a corporation or other legal entity, an authorized officer or attorney must sign the form of proxy.

If I change my mind, how can I revoke my proxy?

In addition to revocation in any other manner permitted by law, a Shareholder giving a proxy and submitting it by mail may revoke it by an instrument in writing executed by the Shareholder or the Shareholder’s attorney authorized in writing and deposited either at the Montréal office of TSX Trust, at 1700-1190 des Canadiens-de-Montréal Avenue, Montréal, Québec, Canada, H3B 0G7 at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or postponement thereof, at which the proxy is to be used. If the voting instructions were conveyed by telephone or over the Internet, conveying new voting instructions by any of these two (2) means or by mail within the applicable cut-off times will revoke the prior instructions.

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BUSINESS OF THE MEETING

Five (5) items will be covered at the Meeting:

•	presentation of the consolidated financial statements of the Corporation for the year ended December 31, 2023, including the auditor’s report thereon;

•	election of the Directors of the Corporation who will serve until the end of the next annual meeting of Shareholders or until their successors are appointed;

•	appointment of the auditor of the Corporation and the determination by the Directors of the Corporation of the auditor’s remuneration;

•	an advisory vote on executive compensation; and

•	transaction of such further and other business as may properly be brought before the Meeting or any adjournment thereof.

As of the date of this Information Circular, management of the Corporation is not aware of any changes to these items, and do not expect any other items to be brought forward at the Meeting. If there are changes or new items, your proxyholder can vote your Shares on these items as he or she sees fit.

Presentation of Financial Statements

The consolidated financial statements of the Corporation for the year ended December 31, 2023, including the auditor’s report thereon submitted to the Shareholders, are available on our website at www.aimia.com and on SEDAR+ at www.sedarplus.ca.

Election of Directors

Shareholders will be asked to elect the Directors. Each Director elected at the Meeting will hold office until the end of the next annual meeting of Shareholders or until his or her successor is appointed. Please see “Board Nominees” on page 12.

Six of the seven individuals nominated for election as Directors are currently members of the board of directors of the Corporation (the “Board of Directors” or the “Board”).

The Governance and Nominating Committee (the “GNC”) of the Board of Directors has reviewed the qualifications and recommended each of the nominees for election to the Board. The nominees are, in the opinion of the Board, well qualified to act as Directors for the coming year. Each nominee has established and confirmed his or her eligibility and willingness to serve as a Director, if elected.

The Board recommends that Shareholders vote FOR the election as Directors of each of the nominee directors who are named in this Information Circular.

If you do not specify how you want your Shares voted, the persons named as proxyholders will cast the votes represented by proxy at the Meeting FOR the election as Directors of each of the nominee directors who are named in this Information Circular.

Appointment of Auditor

The Board of Directors, on the advice of the Audit, Finance and Risk Committee of the Board of Directors (the “Audit Committee”), recommends that PricewaterhouseCoopers LLP, Chartered Professional Accountants, be reappointed as auditor of the Corporation. PricewaterhouseCoopers LLP has served as auditor of the Corporation since the Corporation’s incorporation in May 2008 and as auditor of Aeroplan Income Fund, the predecessor of the Corporation, since its inception on May 12, 2005. The auditor appointed at the Meeting will serve until the end of the next annual meeting of Shareholders or until its successor is appointed.

Aggregate fees billed for the years ended December 31, 2023 and December 31, 2022 by PricewaterhouseCoopers LLP and its subsidiaries are $2,400,961 and $793,304, respectively, as detailed below. Fees for the year ended December 31, 2023

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include aggregated fees billed to Bozzetto and Cortland International (and their respective subsidiaries), which were acquired during the year.

	Year ended	Year ended
	December 31, 2023	December 31, 2022

Audit fees(1)	$2,292,548	$651,315

Audit-related fees(2)	$23,295	$8,966

Tax fees(3)	$75,816	$133,023

All other fees(4)	$9,302	-

Total	$2,400,961	$793,304

(1) Audit fees: Audit fees include all fees incurred in respect of audit services, being professional services rendered for the annual audit and quarterly review of Aimia’s financial statements and for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2) Audit-related fees: Audit-related fees include audit or attest services related to non-statutory audit-related obligations and other related services.
(3) Tax fees: Tax fees include fees incurred in connection with general tax and compliance advice.
(4) All other fees: All other fees refer to all fees not included in audit fees, audit-related fees and tax fees.

The Board of Directors recommends that Shareholders vote FOR the appointment of PricewaterhouseCoopers LLP as auditor and the determination by the Directors of the Corporation of the auditor’s remuneration.

If you do not specify how you want your Shares voted, the persons named as proxyholders will cast the votes represented by proxy at the Meeting FOR the appointment of PricewaterhouseCoopers LLP as auditor and the determination by the Directors of the auditor’s remuneration.

Advisory Vote on Executive Compensation

The Corporation’s executive compensation policies and programs are based on the fundamental principle of pay-for-performance to align the interests of the senior executive team with those of the Shareholders. This compensation approach allows the Corporation to attract and retain high-performing executives who will be strongly incented to create value for the Corporation on a sustainable basis. Over the years, the Corporation’s compensation policies and programs have been amended to reflect feedback received from shareholders, a practice that the Corporation will continue to adhere to into the future.

The Corporation is committed to providing Shareholders with clear, comprehensive and transparent disclosure of executive compensation and to receive feedback from Shareholders on this matter. Since 2011, Shareholders have had an opportunity to cast an advisory, non-binding vote on our approach to executive compensation. Shareholders will again be asked to vote, on an advisory basis, on our approach to executive compensation at the Meeting.

The resolution Shareholders will be asked to approve is similar to the form of resolution recommended by the Canadian Coalition for Good Governance. Please carefully review the section “Statement of Executive Compensation” starting on page 27 of this Information Circular before voting on this matter. As this is an advisory vote, the results will not be binding upon the Board of Directors. However, in considering its approach to executive compensation over the upcoming years, the Board of Directors will take into account the results of the vote on such resolution, together with any comments and concerns received from Shareholders.

At the Meeting, Shareholders will be asked to approve the following resolution (the “Say-on-Pay Advisory Resolution”): “BE IT RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors:
THAT the Shareholders accept the approach to executive compensation disclosed in the Corporation’s Information Circular dated May 27, 2024. The Board of Directors of the Corporation recommends that Shareholders vote FOR the approval of the Say-on-Pay Advisory Resolution.”

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If you do not specify how you want your Shares voted, the persons named as proxyholders will cast the votes represented by proxy at the Meeting FOR the approval of the Say-on-Pay Advisory Resolution.

Consideration of Other Business

We will:

•	report on other items that are significant to our business; and

•	invite questions and comments from Shareholders.

AIMIA INC. | 2024 Management Information Circular	12

BOARD NOMINEES

The constating documents of the Corporation provide for the Board of Directors to consist of a minimum of three (3) and a maximum of twelve (12) Directors. The number of Directors, as determined from time to time by the Board of Directors, is presently fixed at seven (7). The proposed Board of Directors for election at the Meeting consists of seven (7) nominees, six (6) of whom are independent. Please refer to the section titled “Board of Directors – Independence” on page 54 of this Information Circular for a discussion on Director independence.

Directors are elected annually. Six (6) of the seven (7) nominees whose names are set forth below are all currently members of the Board of Directors and have been so since the applicable dates indicated. Management does not contemplate that any of the nominees will be unable to serve as a Director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee at their discretion. Each Director elected will hold office until the end of the next annual Shareholders’ meeting or until his or her successor is elected or appointed, unless his or her office is vacated earlier.

Please see “Expectations for Individual Directors, Succession Planning and Skills Matrix” on page 22 and “Diversity Policy” on page 23 for a description of expectations for individual Directors as well as details relating to Aimia’s Diversity Policy for its Board of Directors and Executive Officers.

Board Nominees

The following summary sets forth, for each person proposed to be nominated for election as a Director, the following information:

•	name;
•	age;
•	independence from, or relationship with, the Corporation;
•	date since which the nominee has been a Director of the Corporation;
•
whether the nominee meets, as at May 27, 2024, the Shareholding Guidelines for Directors described under “Compensation Discussion and Analysis – Director Share Ownership Requirements” starting on page 49;

•	principal occupation (including office with the Corporation or any of its significant affiliates);
•	biography;
•	areas of expertise;
•	memberships on the Corporation’s committees, including the Audit Committee, the GNC or the Human Resources and Compensation Committee (the “HRCC”) (collectively, the “Committees”), if applicable;
•	memberships on boards of other public companies during the last five (5) years, if applicable;
•	number of Board of Directors and Committee meetings attended in 2023;
•
total at-risk value of Shares and Deferred Share Units (“DSUs”) as at May 27, 2024 and March 15, 2023, and the corresponding multiple in relation to the annual Board cash retainer of, as at May 27, 2024, $65,000 for independent Directors and $135,000 for the Chair of the Board (as at March 15, 2023, the annual Board cash retainer for independent Directors was $65,000 and $135,000 for the Chair of the Board);

•	total Aimia Board compensation received for each of the past two (2) years; and
•	the voting results from the last annual general meeting of Shareholders held on April 18, 2023.

Information relating to aggregate shareholdings as at May 27, 2024, including Shares, DSUs and net change of each Director is set forth in the section “Shareholdings of Board Nominees” on page 21.

The following summary also sets forth, for each nominee proposed for election as a Director, whether, to the knowledge of the Corporation, such nominee, while acting in certain capacities or personally, was involved in certain proceedings, was subject to certain penalties or sanctions, or became bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency.

Certain information set out below with respect to Director nominees is not within the knowledge of the Corporation and was provided by the respective Director nominees individually.

AIMIA INC. | 2024 Management Information Circular	13

Robert Feingold

Robert Feingold is an accomplished finance professional with more than 25 years of experience in investment management, investment banking and commercial banking. Mr. Feingold had a notable tenure at Barings, LLC (formerly Babson Capital Management, LLC). As Managing Director and Head of Alternative High Yield/Event-Driven Investments, he played a pivotal role in building the firm’s alternative credit products business. During his influential leadership, Mr. Feingold managed diverse portfolios of equities, bonds and bank loans. Mr. Feingold has extensive experience investing in companies navigating major corporate events such as mergers, acquisitions, divestitures, and balance sheet refinancings. Prior to joining Barings, Mr. Feingold held roles of increasing responsibility at Fleet Bank (now part of Bank of America), Houlihan Lokey, and Wellington Management Company. In addition to his role at Barings, Mr. Feingold has also contributed significantly to academia, serving as a Senior Lecturer in Finance at the University of Massachusetts, Isenberg School of Management. Mr. Feingold previously served on the board of DynamicLogic, Inc., guiding the company from its formation through its sale to Kantar Millward Brown (WPP plc). Mr. Feingold serves on the Boston Advisory Board of CareerSpring, a not-for-profit organization that helps first-generation college students find gainful employment. Mr. Feingold’s academic credentials include a BSBA from Georgetown University (Magna Cum Laude) and an MBA from Northwestern University’s Kellogg School of Management

Age: 56
Areas of Expertise: Capital Markets and M&A; Compensation and Talent Management; Corporate Governance; Executive Leadership; Financial Literacy; Investment Analysis, Integration and Oversight.
Membership – Aimia Standing Committee: Not on any standing committees

Independent Director since:	Meetings Attended in 2023	#	%
February 28, 2024	Board of Directors	N/A	N/A

	Securities Held			Voting Results
	Value at Risk ($)(1)	Multiple of Annual Retainer	Meets Minimum Shareholding Requirement(2)	Year	Votes For
May 27, 2024	331,655	5.1x	Yes	N/A	N/A

OTHER PUBLIC BOARDS DURING PAST 5 YEARS	Value of Total Aimia Board Compensation Received ($)
N/A	2023	N/A

Mr. Feingold was appointed to the Board of Directors on February 28, 2024.

AIMIA INC. | 2024 Management Information Circular	14

	Thomas Finke (Executive Chair)

Tom Finke was appointed as Executive Chair of Aimia on January 11, 2024. Mr. Finke is a corporate director with more than three decades of experience in the financial services industry. In December 2008, he was appointed Chairman and CEO of Babson Capital Management (“Babson”), and Executive Vice President and Chief Investment Officer for Babson’s parent, The Massachusetts Mutual Life Insurance Company (“MassMutual”). In May 2011, Tom stepped down as CIO of MassMutual to focus on leading Babson. In 2016, he led the merger of Babson with three subsidiaries of MassMutual: Baring Asset Management, Cornerstone Real Estate Advisers, and Wood Creek Capital Management, forming Barings LLC, a global investment manager. Tom became Chairman and CEO of this combined firm, and Barings’ assets under management surged from US$271 billion to over US$350 billion in four years. He retired from Barings in 2020. Currently, Tom serves as a non-executive Director of Invesco Ltd. (NYSE: IVZ) and Alliance Entertainment Holdings Corporation (NASDAQ: AENT). In 2023, following the merger of Alliance Entertainment (“Alliance”) with Adara Acquisition Corporation (NYSE: ADRA) (“Adara”), he joined Alliance’s board, having been Chairman and CEO of Adara from January 2021 to February 2023. Tom is active in the community serving on the boards of: Charlotte Center City Partners, Davidson College, the Fuqua School of Business (Duke University), and the National Math and Science Initiative. Tom earned a BS from the University of Virginia’s McIntire School of Commerce in 1986 and an MBA from Duke University’s Fuqua School of Business in 1991.

Age: 60
Areas of Expertise: Capital Markets and M&A; Compensation and Talent Management; Corporate Governance; Executive Leadership; Financial Literacy; Investment Analysis, Integration and Oversight.

Membership – Aimia Standing Committees: Not on any standing committees

Independent Director since:	Meetings Attended in 2023	#	%
October 20, 2023	Board of Directors	4 of 4	100%
	Audit Committee	1 of 1	100%
	HRCC	1 of 1	100%
	Securities Held			Voting Results
	Value at Risk ($)(1)	Multiple of Annual Retainer	Meets Minimum Shareholding Requirement(2)	Year	Votes For
May 27, 2024	977,922	7.2x	Yes	N/A	N/A
OTHER PUBLIC BOARDS DURING PAST 5 YEARS		Value of Total Aimia Board Compensation Received ($)
Invesco Ltd.	December 2020 - Present	2023	58,800
Alliance Entertainment Holdings Corporation	February 2023 - Present

Mr. Finke was appointed to the Board of Directors, the Audit Committee and the HRCC on October 20, 2023. He attended all meetings held after the date of his appointment. He was compensated in 2024 for meetings held in 2023. Effective January 11, 2024, he was appointed Executive Chair and will earn US$50,000/year in base salary, consistent with his interim role, and in addition to his compensation as Executive Chair (as per Summary of Board Compensation on page 49). As a result of his new role (effective January 11, 2024), Mr. Finke is no longer a member of any of the Standing Committees; however, he does attend all meetings.

AIMIA INC. | 2024 Management Information Circular	15

	Linda S. Habgood

Linda S. Habgood is a seasoned emerging market finance specialist with more than 35 years of experience arranging and closing complex debt and equity transactions around the world. Ms. Habgood is the former CEO and Co-Chair of Delphos, a prominent emerging markets financial advisory firm that she led and grew for two decades. At Delphos, she led a team of sixty finance professionals, securing more than $20 billion for 1,200+ clients building businesses around the globe in the renewable energy, agribusiness, hospitality, transportation, retail, banking and trade sectors. Ms. Habgood is currently a board member of JCM Power, an award-winning developer and operator of 200+ MWs of wind and solar generation plants in Africa and Asia where she is the Chair of the Governance Committee and a member of the Investment Committee, and GrainPro Inc., a global manufacturer and distributor of hermetic solutions for long term storage of agricultural goods. Her community involvement includes serving as an elected official on the Town Council and as Finance Committee Chair in Westfield, New Jersey. She holds a BA from the College of William and Mary and an MBA from the Wharton School of the University of Pennsylvania.

Age: 57
Areas of Expertise: Executive Leadership; Financial Literacy; Investment Analysis, Integration and Oversight.

Membership – Aimia Standing Committees: GNC; Human Resources & Compensation Committee (Chair)

Independent Director since:	Meetings Attended in 2023	#	%
September 6, 2022	Board of Directors	22 of 23	96%
	GNC	7 of 7	100%
	HRCC	4 of 5	80%
	Securities Held			Voting Results
	Value at Risk ($)(1)	Multiple of Annual Retainer	Meets Minimum Shareholding Requirement(2)	Year	Votes For
May 27, 2024	202,409	3.1x	In process	2023	52.39%
March 15, 2023	78,521	1.2x	In process	-	-
OTHER PUBLIC BOARDS DURING PAST 5 YEARS		Value of Total Aimia Board Compensation Received ($)
N/A	N/A	2023	217,000
		2022	48,092

Ms. Habgood ceased to be a member of the HRCC on October 20, 2023. Effective February 28, 2024, Ms. Habgood was reappointed to the HRCC and named Chair. Ms. Habgood was unable to attend one meeting of the Board of Directors and one meeting of the HRCC because of a prior commitment. An additional one-time payment was made to Ms. Habgood which was attributed to extensive work and attendance of additional meetings related to the special committee mandate.

AIMIA INC. | 2024 Management Information Circular	16

	Thomas (Tom) Little

Thomas Little, CPA, ICD.D, is an accomplished executive with more than 40 years of experience leading transformational change across organizations. Mr. Little has been the chief executive officer of Soundbite Medical Solutions Inc., an intravascular lithotripsy company, since March 2023, prior to which he served as the Executive Vice President of Bell Canada, Canada’s largest telecommunications company, and President of Bell Business Markets from 2011 to 2023, where he successfully implemented strategies to integrate wireless and wireline business groups and transformed the client experience. Prior to that, he helped build and operate successful Canadian technology companies, including as the President and CEO of VisualSonics Inc. and as Executive Vice President and General Manager at Dicomit Dicom Information Technologies Corp., which both yielded successful liquidity events. Mr. Little is a Chartered Professional Accountant and holds an Honours Business Administration degree from the IVEY School of Business at the University of Western Ontario. Additionally, he has obtained an ICD.D designation from the Rotman Directors Education Program. He is currently also a director at Rise Asset Development and Soundbite Medical Solutions.

Age: 62
Areas of Expertise: Capital Markets and M&A; Compensation and Talent Management; Corporate Governance; Executive Leadership; Financial Literacy; Investment Analysis, Integration and Oversight.

Membership – Aimia Standing Committees: Audit Committee; GNC.

Independent Director since:	Meetings Attended in 2023	#	%
July 10, 2023	Board of Directors	10 of 11	91%
	Audit Committee	2 of 2	100%
	GNC	1 of 1	100%
	Securities Held			Voting Results
	Value at Risk ($)(1)	Multiple of Annual Retainer	Meets Minimum Shareholding Requirement(2)	Year	Votes For
May 27, 2024	621,506	9.6x	Yes	N/A	N/A

OTHER PUBLIC BOARDS DURING PAST 5 YEARS		Value of Total Aimia Board Compensation Received ($)
N/A	N/A	2023	114,868

Mr. Little was appointed to the Board of Directors and the Audit Committee on July 10, 2023, and to the GNC on October 20, 2023. He was compensated in 2023 to include a prorated board retainer amount based on the period starting from July 10, 2023 for which he occupied his position on the Board of Directors and Audit Committee. Mr. Little was unable to attend one meeting of the Board of Directors because of a prior commitment. An additional one-time payment was made to Mr. Little, which was attributed to extensive work and attendance of special meetings related to the special committee mandate.

AIMIA INC. | 2024 Management Information Circular	17

James Scarlett
James Scarlett is the former Executive Vice-President and Chief Legal Officer at Hydro One Inc., an electricity transmission and distribution provider. Mr. Scarlett was a Senior Partner at Torys LLP, one of Canada’s leading law firms, where he held a number of leadership roles, including head of Torys’ Capital Markets Group, Mining Group and International Business Development strategy. Mr. Scarlett was also a member of the firm’s Executive Committee from 2009-2015. Prior to joining Torys, he was a senior partner at McMillan Binch LLP, another major Canadian law firm.
While at that firm Mr. Scarlett held leadership roles as head of its Corporate Group, Securities Group and as a member of its Board. He was also seconded to the Ontario Securities Commission in 1987 and was appointed as the first Director of Capital Markets in 1988, a position he held until his return to private law practice in 1990.
Mr. Scarlett earned his law degree (J.D.) from the University of Toronto and a Bachelor of Commerce Degree from McGill University. Mr. Scarlett holds the ICD.D designation and sits as a Director on the Boards of Nouveau Monde Graphite Inc., which is listed on the NYSE and the TSXV, and Chartwell Retirement Residences, which is listed on the TSX.

Age: 70
Areas of Expertise: Capital Markets and M&A; Compensation and Talent Management; Corporate Governance; Executive Leadership; Financial Literacy.

Membership – Aimia Standing Committee: Not on any standing committees

	Meetings Attended in 2023	#	%
	Board of Directors	N/A	N/A

	Securities Held			Voting Results
	Value at Risk ($)(1)	Multiple of Annual Retainer	Meets Minimum Shareholding Requirement(2)	Year	Votes For
May 27, 2024	N/A	N/A	In progress	N/A	N/A

OTHER PUBLIC BOARDS DURING PAST 5 YEARS		Value of Total Aimia Board Compensation Received ($)
Nouveau Monde Graphite Inc.	December 2020 – Present	2023	N/A
Chartwell Retirement Residences	May 2022 – Present

AIMIA INC. | 2024 Management Information Circular	18

	Ioannis (Yannis) Skoufalos

Yannis Skoufalos was Global Product Supply Officer at Procter & Gamble between 2011 and 2019, a US- headquartered consumer goods company with approximately US$80 billion in net sales for the fiscal year 2022. He held other supply chain roles of increasing responsibility over his 35 years’ successful international career with Procter & Gamble and served under three different CEOs. Most recently, he was Supply Chain Officer for Blue Triton, a privately held company between 2021 and 2022. Mr. Skoufalos currently sits on the Board of Directors of Sandoz, a global leader in generic pharmaceuticals and biosimilars. He is also serving on the Board of Directors for Sustana, a recycled paper fiber company privately held by Blackstone. Mr. Skoufalos also served as a board member of Pinnacle Company until it was sold to Conagra in October 2018 and on the Board of Hostess Brands until recently sold to J.M. Smuckers. He was a member of the board of advisors to Blume Global Supply Chain Software (until February 2024), Blue Yonder Supply Chain Software (until 2021), and Symbotic Warehouse AI Company (until 2021). Mr. Skoufalos earned a Master of Science in Food Engineering and a Bachelor of Science in Chemical Engineering from the University of Leeds, U.K. Mr. Skoufalos was named to Aimia’s Board in October 2023.

Age: 66
Areas of Expertise: Compensation and Talent Management; Corporate Governance; Executive Leadership; Financial Literacy; Investment Analysis, Integration and Oversight.

Membership – Aimia Standing Committee: GNC (Chair)

Independent Director since:	Meetings Attended in 2023	#	%
October 20, 2023	Board of Directors	4 of 4	100%
	GNC	1 of 1	100%

	Securities Held			Voting Results
	Value at Risk ($)(1)	Multiple of Annual Retainer	Meets Minimum Shareholding Requirement(2)	Year	Votes For
May 27, 2024	527,412	8.1x	Yes	N/A	N/A

OTHER PUBLIC BOARDS DURING PAST 5 YEARS		Value of Total Aimia Board Compensation Received ($)
Sandoz Group AG	August 2023 – Present	2023	31,600

Mr. Skoufalos was appointed to the Board of Directors and as Chair of the GNC on October 20, 2023. He attended all meetings held after the date of his appointment. He was compensated in 2024 for meetings held in 2023.

AIMIA INC. | 2024 Management Information Circular	19

	Jordan G. Teramo

Mr. Teramo has more than 28 years of experience in leveraged capital structure investing and portfolio management. He was most recently the Managing Partner of Stratos Credit, an asset management firm specializing in investing across the capital structure in venture, early stage, and growth companies in the technology and technology enabled space. He was responsible for managing the Credit Business as well as helping with overall strategy and growth. Prior to that he was the lead portfolio manager for the long/short credit funds of CIFC Asset Management LLC (“CIFC”). He possesses a broad range of investment management skills and experience in private and public markets, having invested in the spectrum of securities that make up a corporate capital structure: high yield to investment grade, distressed and stressed credit, fixed and floating rate instruments, bonds, loans, CDS, convertible bonds, equities, and index products. Mr. Teramo also has extensive personal experience investing in real estate debt and equity, litigation finance, early-stage equity, venture capital, and consumer loans. Prior to CIFC, Jordan spent over two years at Magnetar Capital as a portfolio manager incubating and executing on a unique investment strategy with his team. By design and with the support of Magnetar, Mr. Teramo and the team spun out to launch Anandar Capital where he served as President, Co-Founder and Head of Credit for another two years. Mr. Teramo spent over eight years as a portfolio manager/analyst in the High Yield division of Mackay Shields with the same team, before leaving with that team to launch Brigade Capital Management where he was a founding partner. He spent another five years with the Brigade team as assets grew from US$125 million to US$11 billion+ by the end of 2011. Before joining Mackay, Mr. Teramo was an analyst/trader in the Credit Arbitrage group at Goldman, Sachs & Co., joining Goldman from Banco Santander where he was a High Yield/Distressed Debt Analyst. Mr. Teramo currently serves on the LP Advisory Committee of Maxim Capital, a commercial real estate lending firm based in New York City. He also serves on the LP Advisory Committee for CityRock venture fund (Hatzimemos/Libby), a strategy and venture firm that focuses on high-growth businesses that add value to society. He serves as a Senior Adviser to Stratos Technologies, a Venture development Fund that provides highly structured financial solutions to technology enabled, high growth private businesses. He holds a B.S. in Economics from Cornell University.

Age: 50
Areas of Expertise: Capital Markets and M&A; Compensation and Talent Management; Corporate Governance; Executive Leadership; Financial Literacy; Investment Analysis, Integration and Oversight.

Membership – Aimia Standing Committees: Audit Committee; HRCC

Independent Director since:	Meetings Attended in 2023	#	%
February 24, 2020	Board of Directors	22 of 23	96%
	Audit Committee	4 of 4	100%
	HRCC	1 of 1	100%
	GNC	6 of 7	86%
	Securities Held			Voting Results
	Value at Risk ($)(1)	Multiple of Annual Retainer	Meets Minimum Shareholding Requirement(2)	Year	Votes For
May 27, 2024	443,900	6.8x	Yes	2023	52.14%
March 15, 2023	442,560	6.8x	Yes	2022	74.59%
OTHER PUBLIC BOARDS DURING PAST 5 YEARS	Value of Total Aimia Board Compensation Received ($)
N/A	2023	226,500
	2022	155,000
Mr. Teramo ceased to be a member of the GNC on October 20, 2023. On the same date he was appointed as a member of the HRCC. Mr. Teramo was unable to attend one meeting of the Board of Directors and one meeting of the GNC because of a prior commitment. An additional one-time payment was made to Mr. Teramo which was attributed to extensive work and attendance of additional meetings related to the special committee mandate.

Notes related to Information Concerning the Board Nominees tables above:

(1)
The “Value at Risk” for 2024 is based on, with respect to the Shares, the higher of (i) the value of Shares calculated using the average closing price of the Shares on the TSX for May 17, 21, 22, 23 and 24, 2024, the five (5) trading days preceding the date of calculation ($2.71 (the “Market Value of Shares”)) and (ii) the acquisition cost of the Shares, and with respect to DSUs, the Market Value of Shares, as per the Shareholding Guidelines for Directors. The “Value at Risk” for 2023 is based on, with respect to the Shares, the higher of (i) the value of Shares calculated using the average closing price of the Shares on the TSX for March 8, 9, 10, 13 and 14 , 2023, the five (5) trading days preceding the date of calculation ($3.75) and (ii) the acquisition cost of the Shares, and with respect to DSUs, the Market Value of Shares, as per the Shareholding Guidelines for Directors.

(2)
Pursuant to the Shareholding Guidelines for Directors described under “Compensation Discussion and Analysis – Director Share Ownership Requirements”, the non-executive Directors are required to hold Shares or DSUs with an aggregate minimum value at least equal to five (5) times the annual cash retainer. Directors have a five-year period to comply with the Shareholding Guidelines for Directors, starting on the date of the first appointment to the Board of Directors or the five-year period

AIMIA INC. | 2024 Management Information Circular	20

following any applicable increase to a director’s annual retainer. Ms. Habgood was appointed to the Board of Directors on September 6, 2022 and has until September 6, 2027 to comply with the Shareholding Guidelines for Directors.

6 OF THE 7 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS ARE INDEPENDENT.

The Board of Directors has determined that Thomas Finke is not independent because as he is Executive Chairman of the Board of Directors.

As shown in the following table, six (6) of the seven (7) nominees for election to the Board of Directors are independent:
Directors	Independent	Not Independent	Reason for non-independence
Robert Feingold	✓
Thomas Finke		✓	Thomas Finke is the Executive Chairman of the Board of Directors.
Linda Habgood	✓
Thomas Little	✓
James Scarlett	✓
Yannis Skoufalos	✓
Jordan Teramo	✓

Shareholdings of Board Nominees

The following table sets out the number of Shares and DSUs held by the non-executive board nominees as at May 27, 2024:

Director	Shares(1)	DSUs(2)	Total Shares and DSUs	Total at Risk Value of Shares and DSUs(3)	Value at Risk as Percentage of Minimum Shareholding Requirement(4)
Robert Feingold	115,362	9,020	124,382	331,655	102%
Thomas Finke	320,725	40,132	360,857	977,922	145%
Linda Habgood	10,250	62,851	73,101	202,409	62%
Thomas Little	176,000	42,566	218,566	621,506	191%
James Scarlett	N/A	N/A	N/A	N/A	0%
Yannis Skoufalos	169,935	24,682	194,617	527,412	162%
Jordan Teramo	30,000	129,928	159,928	443,900	137%

(1)
Following the Corporation’s private placement concluded on October 21, 2023, the Corporation issued warrants to purchase Share of the Corporation (the “Warrants”) to each of Thomas Finke, Robert Feingold and Yannis Skoufalos. The Warrants are exercisable at any point between October 21, 2023 and October 21, 2028, at an exercise price of $3.70 per Share. In association with their participation in the private placement, the Corporation issued 220,725 Warrants to Mr. Finke, 110,362 Warrants to Mr. Feingold and 132,435 Warrants to Mr. Skoufalos.

(2)
“DSUs” refers to the number of DSUs held by the nominee under the DSU Plan described under “Appendix B - Long-Term Incentive Plans – The DSU Plan” (the “DSU Plan”). The DSU Plan was implemented as of January 1, 2009.

(3)
The “Total at Risk Value of Shares and DSUs” for 2024 is based on, with respect to Shares, the higher of (i) the Market Value of Shares as at May 27, 2024 ($2.71) and (ii) the acquisition cost of the Shares, and with respect to DSUs, the Market Value of Shares, as per the Shareholding Guidelines for Directors.

(4)
Pursuant to the Shareholding Guidelines for Directors described under “Director Share Ownership Requirements”, Directors are required to hold Shares or DSUs with an aggregate minimum value at least equal to five (5) times the annual retainer. Warrants are not considered for the purposes of calculating a director’s compliance with “Director Share Ownership Requirements” under the Shareholding Guidelines for Directors. Directors have a five-year period to comply with the Shareholding Guidelines for Directors, starting on the date of the first appointment of the Director to the Board of Directors, or the five-year period following any applicable increase to a director’s annual retainer.

AIMIA INC. | 2024 Management Information Circular	21

Other Public Company Directorships / Committee Appointments

The following table sets forth, for each Director nominee who is a member of the board of directors of other public companies, information relating to such companies as well as the committees on which they serve.

Name	Other Public Company Directorship	Type of Company	Stock Exchange	Committee Appointments
Thomas Finke	Invesco Ltd.	Investment Management	NYSE	Audit Committee
Compensation Committee
Nomination and Corporate Governance Committee
	Alliance Entertainment	Entertainment Product	NASDAQ	Audit Committee
	Holdings Corporation	Distribution		Compensation Committee
Nominating and Corporate Governance Committee
James Scarlett	Nouveau Monde	Natural Resources	NYSE	Governance, Compliance and
	Graphite Inc.		TSXV	Legal Committee Human Resources, Nominating
and Compensation Committee
ESG, Safety and Health Committee
	Chartwell Retirement	Real Estate Trust	TSX	Audit Committee
	Residences			Compensation Committee
Yannis Skoufalos	Sandoz Group AG	Pharmaceutical	SWX	Human Capital and ESG Committee
Innovation and Science Committee

Policy on Other Directorships

On August 12, 2013, the Board of Directors adopted a policy limiting to four (4) the number of outside public company directorships that can be accepted by a member of the Corporation’s Board of Directors in addition to the Aimia directorship (for a total of five (5) public company directorships). All Directors comply with such policy.

Board Interlocks

In order to limit board interlocks, the Board of Directors adopted in 2011 a policy pursuant to which Directors must first disclose to the GNC for its review any proposed appointment to the board of a public company prior to accepting such appointment. As at May 27, 2024, no members of the Board of Directors of the Corporation are members of the same board of directors of another public company.

Sessions without Management

The non-executive Directors meet “in camera” (without Management representatives) at each regularly scheduled and special Board and Committee meeting. The Chair of the Committee, presides over these sessions and informs Management of the nature of the items discussed and if any action is required.

AIMIA INC. | 2024 Management Information Circular	22

Retirement Policy and Director Term Limits

Under the Corporation’s Retirement Policy, no person shall be appointed or elected as a Director if the person is more than seventy-five (75) years of age. The policy allows for an exception where the Board of Directors determines it is in the interests of the Corporation to request a Director to extend his/her term beyond the regular retirement age, provided, however, that such extension is requested in one-year increments.

The Board of Directors has not adopted a term limit for Directors, but as described above, has a regular retirement age of 75. The Board is of the view that the imposition of arbitrary Director term limits may diminish the benefits derived from continuity amongst members and their familiarity with the industry and could unnecessarily expose the Corporation to losing experienced and valuable talent. The Board’s renewal process is built around the concept of performance management. To that end, the Corporation relies on rigorous Director selection criteria and assessment procedures to ensure the quality and expertise of its Board. The Board’s succession process includes the use of a skills matrix, comprehensive questionnaires and performance reviews to evaluate the overall effectiveness of the Board and the competencies of individual Directors.

Expectations for Individual Directors, Succession Planning and Skills Matrix

The GNC is generally responsible for considering and making recommendations on the desired size of the Board of Directors, the need for recruitment and the expected skill-set of new candidates.

Directors are expected to demonstrate ethical behaviour, high business standards, integrity and respect. The Board makes every effort to ensure that Directors and senior Management consist of individuals who create and sustain a culture of integrity throughout the organization. Prior to joining the Board, new Directors are informed of the level of commitment the Corporation expects of its Directors.

In consultation with the Chair of the Board of Directors or the Executive Chairman, the GNC determines the expected skill-set of new candidates by taking into account the existing strengths of the Board of Directors and the needs of the Corporation. Directors must have an appropriate mix of skills, knowledge and experience in business and an understanding of the industry and the geographical areas in which the Corporation operates. Candidates are assessed on their individual qualifications, experience and expertise, and must exhibit the highest degree of integrity, professionalism, values and independent judgment. The Corporation maintains a skills matrix to identify those areas which are necessary for the Board to carry out its mandate effectively. Directors annually self-assess their skills and experiences against a predetermined set of competencies. The GNC reviews the matrix annually to confirm it continues to reflect the most relevant skills and experience competencies.

The following table identifies the specific expertise brought by each individual Director.

Director	Capital Markets and M&A	Compensation and Talent Management	Corporate Governance	Executive Leadership	Financial Literacy	Investment Analysis, Integration and Oversight
Robert Feingold	✔	✔	✔	✔	✔	✔
Linda Habgood		✔	✔	✔	✔	✔
Thomas Finke	✔	✔	✔	✔	✔	✔
Thomas Little	✔	✔	✔	✔	✔	✔
James Scarlett	✔	✔	✔	✔	✔
Yannis Skoufalos		✔	✔	✔	✔	✔
Jordan Teramo	✔	✔	✔	✔	✔	✔

Diversity Policy

As provided in the Diversity Policy for Board of Directors and Executive Officers adopted by the Board on February 26, 2015, as amended on February 14, 2018 (the “Diversity Policy”), the Board makes Director nomination decisions and the chief executive officer (the “CEO” or “Chief Executive Officer”) makes executive officer appointment decisions based on merit. The Corporation remains committed to selecting the best people to fulfil each role. The Board also believes that diversity, including gender diversity, members of visible minorities, Aboriginal peoples and persons with disabilities (collectively, the “Designated Groups”)

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is important to ensure that the profiles of Directors and members of Aimia’s executive team (such members of the senior executive team being the “Executive Officers”) provide the necessary range of perspectives, experience and expertise required to achieve effective stewardship and management. The current Executive Officers are the Executive Chairman, Chief Financial Officer (“CFO”) and Chief Legal Officer & Corporate Secretary (“CLO”).

In an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills and experience is critical to the Corporation’s success. Aimia needs to continue to develop a brand and environment that appeals to the breadth of talent that will help the Corporation win.

Aimia believes that diversity is an important attribute of a well-functioning Board and an efficient team of Executive Officers. The Corporation recognizes that gender diversity is a significant aspect of this and acknowledges the important role that women with appropriate and relevant skills and experience can play in contributing to the diversity of perspective on the Board and in Executive Officer positions.

Pursuant to the Diversity Policy, the Board aspired to have women comprise at least 30% of the Board. As a result of Kristen Dickey’s resignation from the Board on February 28, 2024 due to new professional commitments and Karen Basian’s resignation from the Board on May 27, 2024, there is currently one (1) woman director representing 17% of the directors. Following recent resignations, the Corporation will consider candidates for positions as directors through careful consideration of all of the abilities and attributes of each individual candidate in light of the needs of the Corporation, including diversity. The Board remains committed to its Diversity Policy and will continue to include diversity as an important consideration in the selection process of any future candidates, and the Board will be actively considering the appropriateness of setting aspirational targets for other Designated Groups under its Diversity Policy.

To date, the Corporation has not set specific targets regarding the representation of Designated Groups in Executive Officer positions. Specific targets have not been adopted for Executive Officers due to the small size of this group and the challenge to effect change at this level of seniority in the organization. Following recent resignations, there are currently no women in an Executive Officer position. The Corporation recognizes that diversity is an essential consideration in the selection process for new Executive Officers and intends to implement proactive steps to increase the number of women and members of other designated groups in leadership positions, including development and ongoing monitoring of diversity metrics to support the evolution of the talent pipeline for senior Management levels as well as applying rigour to development of diverse external candidate pools.

In February 2024, the Corporation surveyed the Board of Directors and its Executive Officers to determine the number and proportion of individuals that self-identified as belonging to one or more of the Designated Groups. Participation in the survey was voluntary and, as such, the results represent only those individuals who elected to participate and may not be entirely representative of the Designated Groups at the Board of Directors or Executive Officer levels. No member of the Board of Directors nor any Executive Officer has self-identified as a member of a visible minority, a person with disabilities or an Aboriginal person.

Additional Disclosure Relating to Directors

To the knowledge of the Corporation, none of the Directors or executive officers of the Corporation is, or within ten years before the date hereof has been, a director, chief executive officer or chief financial officer of a company that: (i) was the subject of a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days while the director or executive officer was acting in the capacity as director, chief executive officer, or chief financial officer, or (ii) was subject to a cease trade order or similar order, or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in that capacity.

In addition, to the knowledge of the Corporation, no Director or executive officer of the Corporation, or any of their respective personal holding companies, nor any Shareholder holding a sufficient number of securities to affect materially the control of the Corporation: (i) is, or within ten years before the date hereof has been, a director or executive officer of any company that, while that person was acting in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (ii) has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

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To the knowledge of the Corporation, no Director or executive officer of the Corporation, or any of their respective personal holding companies, or Shareholder holding sufficient securities of the Corporation to affect materially the control of the Corporation has (i) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Human Resources and Compensation Committee

Composition of the HRCC
The HRCC is composed of two (2) independent members. The members of the HRCC have experience in compensation, finance and corporate governance, among other areas. The information with respect to Director nominees starting at page 13 provides a description of the education and experience of each member of the HRCC as of the date of this Information Circular.

Mandate of the HRCC
The primary objective of the HRCC is to assist the Board of Directors in fulfilling its oversight responsibilities in the field of human resources and compensation. The Committee shall also assist the Board in (i) the oversight of the development, succession planning and compensation of senior executives, (ii) the identification, oversight and management of risk related to the compensation policies and practices of the Corporation, (iii) establishing the compensation philosophy and the compensation and benefit plans for the workforce of the Corporation and its material operating subsidiaries, (iv) executive compensation disclosure, (v) the oversight of the corporate culture of the Corporation to ensure, inter alia, that it reflects the Corporation’s commitment to integrity and the highest standards of ethical behaviour and that it fosters the overall health and well-being of the workforce, as well as (vi) such other matters delegated to the Committee by the Board.

The HRCC’s responsibilities include the following:

•	Develop the compensation philosophy and guidelines for the Corporation’s material operating subsidiaries.
•
In consultation with the Chair of the Board of Directors, review and approve corporate goals, objectives and business performance measures relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of such goals, objectives and business performance measures, and make recommendations to the Board of Directors with respect to the Chief Executive Officer’s compensation level based on this evaluation.

•
Make recommendations to the Board of Directors with respect to senior executive compensation (other than in respect of the Chief Executive Officer, as such is dealt with as per above), incentive compensation and equity-based plans.

•
Review and approve, on behalf of the Board of Directors, the annual salary increase budget and any significant changes to the salary structure that could impact the salary costs in the short-term or long-term.

•	Review executive compensation disclosure before public dissemination, in accordance with applicable rules and regulations.
•	Review the succession plans for Executive Officers to ensure that successors have been identified and that their career development is appropriate.
•	Review the reporting structure of Executive Officers as required or upon request by the Board of Directors.
•	Review and approve the contingency plans in the event of the death, disability and/or any unplanned departure of Executive Officers.
•	Approve all services to be provided by the HRCC’s external compensation consultant or advisor prior to the commencement of such work.
•	Review pension plan design changes for the Corporation’s material operating subsidiaries.
The HRCC’s full charter is available at www.aimia.com. Finally, the HRCC held 5 meetings in the fiscal year ended December 31, 2023. The report of the HRCC, set forth in Appendix C to this Information Circular, outlines the major subject areas reviewed by the HRCC during the year.

Independent Compensation Consultant

The HRCC retains an independent compensation consultant that advises the HRCC on the design and market competitiveness of our executive compensation program.

Executive and Board compensation-related fees (i.e., services related to determining compensation for any of Aimia’s Directors or members of senior Management) and all other fees paid are shown in the following table.

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	Consulting Fees Billed

Type of Fees	2023	2022(1)
Executive and Board Compensation-Related Fees	-	$76,008
All Other Fees	-	-
Total Annual Fees	-	$76,008
(1) Fees paid in 2022 to Mercer and Hugessen were $71,546 and $4,461, respectively.

While the advice of external consultants is an important input into the HRCC’s decision-making process, all executive compensation decisions are the ultimate responsibility of the Board of Directors. It has specific accountability for the compensation of the CEO and the other NEOs. When making recommendations to the Board of Directors, the HRCC exercises its judgment and considers a variety of important factors, including Aimia’s business strategy, competitive market forces, independent external advice, affordability, internal business needs, governance best practices and Shareholder interests.

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STATEMENT OF EXECUTIVE COMPENSATION

Letter from the Chair of the HRCC and the Chair of the Board to Shareholders

On behalf of the HRCC and the Board, we want to take this opportunity to share with you our approach to executive compensation. Our objective is to create lasting shareholder value through a high-performing executive leadership team supported by a disciplined approach to executive compensation.

Aimia’s executive compensation program is designed to attract, recognize, retain and motivate high-performing talent, while rewarding the achievement of ambitious corporate objectives that are aligned with the interests of our shareholders.

Compensation for senior executives consists of base salary, short term incentive plan (“STIP”) payments, long term incentive plan (“LTIP”) awards, benefits, and retirement programs. An annual review is conducted for salaried employees to ensure compensation levels are market competitive within an appropriate peer group. Furthermore, we continue to work with our shareholders to understand their views on compensation and other related matters.

2023 Company Performance

In 2023, Aimia’s major focus was to effectively deploy more than $500 million in cash on its balance sheet into new investment opportunities that would provide a core strategic foundation for the business and a platform for value creation. As always, our focus was to align our investments with long-term strategic growth and value creation opportunities.

Aimia’s acquisition strategy focuses on investing in companies with long-term track records of free cash flow generation which can also effectively utilize our $700 million in tax losses. The previous management identified and executed two major acquisitions (Giovanni Bozzetto S.p.A. and Tufropes) creating two meaningful platforms for growth and value creation. Each of these new portfolio companies continues to execute against its goals and reach its growth potential.

Say-on-Pay and Shareholder Engagement

At our 2023 annual shareholder meeting, 40.61% of votes cast on our Say-on-Pay proposal were in support of our 2022 executive compensation program. Shareholder engagement is important to us, and we found those results to be highly unsatisfactory. In response to this vote result, members of Aimia’s senior leadership team and the Company’s Head of Investor Relations and Communications, engaged with shareholders, in some cases multiple times, throughout the course of the year. The shareholders represented more than 62% of our outstanding shares, including the majority of our top 20 shareholders, to gather feedback on our pay and governance practices. Topics discussed included company strategy, current portfolio holdings, acquisition strategy and pipeline, share price, and executive compensation. These topics were discussed through in-person meetings, video conferences, calls and emails.

The goal of the Corporation’s STIP is to align executives with shareholder interest and reward them for achievement of performance metrics consistent with the short-term and long-term strategic objectives of the Corporation. While STIP for NEO’s at AIMIA is designed to be based on achievement of performance targets, this year the Board decided that the payouts would be based on a qualitative assessment of individual performance as a whole. Discretion was applied in 2023 given that the numerous events that the management needed to address. The Board considered the following qualitative factors to assess the individual NEOs performance during this challenging period, which included: closing three acquisitions in 2023, managing through legal disputes associated with shareholder activism and the assessment and involvement in a Take-Over Bid, the impact these legal disputes had over Aimia’s capacity to finance itself or its subsidiaries which led to an equity raise and Trade-X related issues.

The goal of the Corporation’s LTIP is to align executives to shareholder interest and focus attention on long term performance. In 2023, the Corporation’s LTIP was re-positioned, and the Board focused on this aspect of executive compensation on Stock Option grants. The Stock options are time-vested over a three-year period from the start date. This vesting schedule aligns with the updated strategy where we seek create long term sustainable value as we realign the portfolio and realise the value of the core investments. In doing so we extract and monetise minority investments as we continue to position the company for success and to create a meaningful return to all shareholders.

In addition to changes in compensation structure to align to shareholder views, the Board also took steps at the start of 2024 to ensure that the right executive leadership was in place to guide the Corporation and its latest acquisitions in new industries,

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Consistent with that aim, Aimia implemented a number of board and management changes in January and February of 2024 and finalized separation agreements with its CEO and President.

We remain committed to continue to evaluate the impact of all of our compensation programs and make further adjustments as necessary, to ensure senior Management and shareholder interests continue to be appropriately aligned to the company’s strong prospects for growth.

Executive Compensation Governance

Consistent with our commitment to maintain compensation programs that align corporate leadership with the shareholders’ interests, the Board is ensuring that performance metrics for all executives include unwavering adherence to the Corporation’s strong governance standards. In our policies and practices related to executive compensation, our executive compensation program is designed to encourage the right behaviours, thus mitigating risks and aligning long-term results with shareholder interests. The following are examples of these compensation program guideposts:

•	Appropriate balance between fixed and variable pay, as well as short- and long-term incentives;
•	Multiple performance measures in the STIP and LTIP;
•	Capped incentive payout opportunities;
•
Relative share price measure in the STIP to strengthen alignment between executive pay and shareholder return; Note, to align pay with shareholder experience, this metric only pays out if Aimia’s share price return for the year is positive;

•	Prohibition of hedging of Aimia shares and share-based incentives;
•	Executive compensation Clawback Policy for the recoupment of incentive compensation in certain situations;
•	Executive share ownership requirements, with “hold until met” requirements; and
•	An independent executive compensation consultant to advise the HRCC as required.

Our Responsibility to Get It Right

To support our goals and business strategy in 2024, the management team and the board have committed to:

•	Unlock the full value of our core holdings, Bozzetto and Cortland;
•	Continue to responsibly monetize our non-core assets in an expedited manner; and
•	Optimize Aimia’s capital structure to support the return of capital to shareholders

The HRCC believes that shareholders should have transparent information regarding how much our senior management is compensated, how Aimia’s executive compensation programs work and the basis upon which the HRCC recommends elements of the compensation of senior management for approval by the Board of Directors. The HRCC believes that the design of our executive compensation program is consistent with Aimia’s business strategy, aligned with stakeholder interests and consistent with compensation governance best practices. We continue to make choices based on engaging and retaining the right team with the right skills to execute on Aimia’s business opportunities in the interest of all of our stakeholders. Additionally, the Board of Directors is committed to review the compensation plans detailed herein with an intent to ensure continuous alignment with Shareholder interests.

On behalf of the members of the HRCC and the full Board, we thank you for your continued support of Aimia and encourage you to register your vote and support the “Say-on-Pay”.

Linda Habgood	Thomas Finke

Chair of the HRCC	Executive Chairman

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REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The following is the report of the HRCC for the year 2023 and up to May 27, 2024. This report provides details on the activities of the HRCC but are not meant to be exhaustive. The Charter of each Committee is available on our website at https://www.aimia.com/.

The Board of Directors, assisted by the HRCC, is responsible for the executive compensation policies and practices of Aimia. It has specific accountability for the compensation of the CFO and the other named executive officers (“NEOs”), whose compensation is detailed in the “Compensation Discussion and Analysis” section that follows.

When making recommendations to the Board of Directors, the HRCC considers a variety of important factors, including Aimia’s business strategy, competitive market forces, independent advice, business needs, governance best practices and Shareholder interests.

The HRCC believes that Shareholders should have transparent information regarding how much our NEOs are compensated, how Aimia’s executive compensation programs work and the basis upon which the HRCC recommends elements of the compensation of our NEOs for approval by the Board of Directors. The HRCC believes that the executive compensation program described in these pages is consistent with Aimia’s business strategy, aligned with Shareholder interests and consistent with compensation governance best practices.

Linda Habgood (Chair)
Jordan Teramo

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COMPENSATION DISCUSSION AND ANALYSIS

On January 11, 2024 Aimia announced the appointment of Tom Finke as Executive Chairman and the resignations of Phil Mittleman (formerly Aimia’s CEO) and Michael Lehmann (formerly Aimia’s President). On February 25, 2024 Suzanne Raftery Herbst resigned as Chief Operating Officer. None of these former named officers of the Corporation received short term incentive bonuses for 2023. Given the achievement of a number of significant milestones, execution of the Corporation’s strategy, and timely responses to the activist investor, the Board was satisfied with the performance of the remaining members of management in 2023 even though the performance was not reflected in the metrics measured through the STIP, in part due to external factors outside of management control. The management and board changes have contributed to a streamlining of responsibilities and will result in an anticipated reduction of executive cash compensation (including base salary and target STIP) in 2024 of more than $2 million relative to 2023 amounts. The Board remains confident in Aimia’s current senior leadership team and its ability to manage the business in the interests of all shareholders.

The following sections nevertheless provide details regarding the structure of Aimia’s executive compensation program and the specific compensation decisions that were made for the fiscal year ended December 31, 2023, reflecting the make-up of Aimia’s senior leadership team and Board at the time. The compensation discussion and analysis is organized as follows:

Named Executive Officers	31
Executive Compensation Philosophy and Key Objectives	31
Say on Pay and Shareholder Engagement	31
Executive Compensation Program Summary	32
Compensation and Governance Practices Highlights	33
Comparator Group	33
Elements of Aimia’s Compensation Program	34
Salary	34
Short-Term Incentive Plan (STIP)	35
Long-Term Incentives	38
Prequisites and Other Benefits	39
Risk Mitigation in Our Compensation Program	39
Compensation of the NEOs	41
Alignment of Executive Compensation with Shareholder Interests	42
Other Executive Compensation Disclosure	43
Summary Compensation Table	43
Incentive Plan Awards	44
Incentive Plan Awards – Value Vested or Earned during the Year	45
Securities Authorized for Issuance under Equity Compensation Plan	45
Pension Plan Benefits	46
Termination and Change in Control Benefits	47
Compensation of Directors	49
Summary of Board Compensation	49
Director Share Ownership Requirements	50
Director Compensation Table	50
Outstanding Share-Based Awards	51

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Named Executive Officers

The following discussion outlines the significant elements of the compensation program for the Corporation’s Named Executive Officers (NEOs). For fiscal 2023, our NEOs were:

Name	Principal Position
Philip Mittleman	Chief Executive Officer (CEO) • Mr. Mittleman resigned from Aimia on January 11, 2024.
Steven Leonard	Chief Financial Officer (CFO)
Michael Lehmann	President • Mr. Lehmann resigned from Aimia on January 11, 2024.
Mathieu Giguère	Chief Legal Officer (CLO) and Corporate Secretary • Mr. Giguère joined Aimia on May 8, 2023.
Suzanne Raftery Herbst	Chief Operating Officer (COO) • Ms. Herbst resigned from Aimia on February 25, 2024.

Executive Compensation Philosophy and Key Objectives

Aimia’s executive compensation program is designed to achieve the following key objectives consistent with our compensation philosophy:
Compensation Philosophy and Objectives	Design Criteria
● Attract, recognize and retain executives with the skills, capabilities, talent and passion required for Aimia to achieve its long-term strategic objectives through competitive pay practices.	→ Provide total compensation levels within a competitive range of the general market where we compete for top talent.
● Motivate executives and reward them for achieving ambitious corporate objectives, building a strong, results-oriented culture through meaningful compensation programs that link pay with performance.
→    Provide the opportunity for greater total compensation when performance  is exceptional and reduced total compensation when performance goals are not met, with our core principles of fairness, simplicity and pay-for-performance always at the forefront of compensation decisions.

● Align executives’ interests with shareholders’ interests over the long term.	→ Ensure a material proportion of compensation is equity-based with long-term vesting, combined with shareholding requirements which together promote sustained performance.

Say-on-Pay and Shareholder Engagement
At our 2023 annual shareholder meeting, 40.61% of votes cast on our Say-on-Pay proposal were in support of our 2022 executive compensation program. The HRCC and Board were disappointed and concerned about this result, particularly considering the efforts made throughout 2022 to engage with our shareholders and the numerous changes implemented in the compensation programs.

In response to this again unsatisfactory Say-on-Pay result, we have intensified our shareholder outreach program, focusing on listening to our shareholders to obtain their feedback on our executive compensation program. A team of members of management, including our Head of Investor Relations and Communications, engaged with shareholders, in some cases multiple times, throughout the course of the year. The shareholders represented more than 62% of our outstanding shares, including the majority of our top 20 shareholders, to gather feedback on our pay and governance practices. Topics discussed included company strategy, current portfolio holdings, acquisition strategy and pipeline, share price, and executive compensation. These topics were discussed through in-person meetings, video conferences, calls and emails.

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Number of shareholders with whom Aimia engaged	Percent of Outstanding Shares	Number of top 20 shareholders with whom Aimia engaged
37	62%	17

Based on feedback received from shareholders and building upon the changes implemented in 2022, Aimia has made a number of additional changes to its compensation programs to ensure a strong alignment with shareholder interests. Changes made in 2023 are summarized in the following table:

What We Heard	How We Responded
Need for greater alignment between Shareholders and non-employee Directors’ interests

Considerable changes were made to the board composition:
•          Thomas M. Finke was appointed as the new Chair of the Board in 2023. Mr. Finke holds 0.322% of Aimia’s   outstanding Shares
•          Thomas Little and Yannis Skoufalos were both appointed as independent Directors. They hold respectively 0.177% and 0.170% of Aimia’s outstanding Shares.
Aimia continues to have strong share ownership guidelines (5x the annual retainer within a five-year period from the date of first appointment to the board) that are designed to promote Share ownership among Directors and better align their interests with those of the Shareholders.

Long-term incentive payouts should be aligned with performance and Shareholder value creation	For NEOs appointed in 2023, Aimia granted stock options rather than DSUs. Aimia believes that stock options create more alignment between actual compensation and shareholder value creation.
Concerns around the use of net asset value (“NAV”) in the STIP
In response to the feedback received by the shareholders throughout the year, Aimia intends to reconsider the appropriateness of using NAV in the STIP and potentially replace it, in full or in part, by another metric in 2024.

Executive Compensation Program Summary

The executive compensation program is comprised of five elements: i) base salary; ii) short-term incentive; iii) long-term incentive; iv) benefits; and v) retirement program. The combination of base salary, short- and long-term incentive defines total direct compensation, which is weighted towards variable, at-risk pay elements. The program provides competitive total direct compensation when performance is achieved, the opportunity for superior total direct compensation when performance is exceptional and below market total direct compensation levels when performance is not achieved.

The following table provides a summary of the main components of Aimia’s executive compensation in effect for 2023. Please refer to the section of this Information Circular titled “Elements of Aimia’s Compensation Program” on page 34 for further details.
Fixed Compensation

Base Salary	●	Attract and retain key talent required to successfully lead Aimia
	●	Generally set at market, but may be higher or lower to recognize individual skills, scope of the role, experience, performance and talent needs
	●	Benchmarked against general market practice where we compete for top talent
	●	Salaries are reviewed annually
Variable Compensation
Short-term Incentive Plan (STIP)	●
2023 STIP was designed as part of a market competitive compensation program that rewards key employees for the achievement of critical financial metrics and individual objectives of the organization as defined by the HRCC

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Long-Term Incentive Program: Deferred Share Units (DSUs) and/or Options	●
DSUs and/or Options are granted to certain executives, generally as sign-on equity or as one-time awards representing the long-term incentive component of the executive’s annual compensation, following approval by the Board of Directors

	●	DSUs and/or Options focus executives on the achievement of Aimia’s long-term objectives and promote alignment with Shareholders’ interests
	●	DSUs and/or Options vest annually over three, five or six years and can’t be cashed out until the executive leaves the Corporation
Indirect Compensation
Benefits and Retirement Program	●	Provide benefits and pension programs that are generally competitive with market practices in the countries where our employees reside

Compensation and Governance Practices Highlights

Aimia strives to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of our key compensation and corporate governance practices.

Compensation and Governance Practices Highlights
Performance-based STIP
   •      Specific formulaic approach in 2023 where short-term incentives are earned by NEOs based on pre-established rigorous targets
   •      Incentive payout capped and no guaranteed minimum payout
   •      Board approves results against targets and any associated payouts under the plan, and may exercise discretion in exceptional circumstances

Strong alignment between LTIP and shareholder interests
   •      Sign-on equity grants in the form of DSUs and or Options to key executives promote long-term alignment with Shareholders, with the objective of fostering an owner’s mindset
   •      Award payouts tied to performance metrics for the executives
   •      Above average vesting periods for DSU/Options grants to align with long term ownership mentality

Share ownership requirements	• Share ownership requirements for all executives with a “Hold until met” provision
Independent compensation consultant	• HRCC is 100% independent and retains an independent advisor
Appropriate peer group	• Benchmark compensation against a reasonable / size appropriate peer group
Robust compensation risk oversight	• Robust risk management practices, including hedging prohibitions and a clawback policy
Severance and change-in-control benefits	• Double-trigger change-in-control policy for members of senior Management, including the CEO, CFO and CLO
Advisory vote on NEO compensation	• Corporation is presenting a non-binding advisory vote on its approach to executive compensation

What we don’t do
•         We don’t provide excessive perquisites or severance
•         We don’t reprice stock options that are underwater or grant in-the-money stock options
•         We don’t guarantee a minimum level of vesting for long-term incentives
•         We don’t have pay policies or practices that pose material adverse risk to the Corporation

Comparator Group

The HRCC uses a carefully considered peer group as a benchmark in determining compensation and compensation practices. External market benchmarking calibrates Aimia’s pay levels and practices relative to the market. It is important that our peer group reflects the compensation in various markets in which Aimia competes for the leadership skills and talent required to be successful. The HRCC selected peer companies which allow for a globally consistent approach, while reflecting the complexities of the various markets in which Aimia competes for talent. Peer companies were chosen in Canada and the U.S. which best reflect Aimia’s size and industry sector. Peer companies are selected with consideration of the following:

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•	Companies that are publicly traded, headquartered in Canada or the United States;
•	Companies with similar, or related, business models, including private equity, investment management, wealth management and diversified financial services companies.

The transition was accelerated following two transformative acquisitions completed in 2023 that resulted in Aimia acquiring sustainable specialty chemicals company Giovanni Bozzetto S.p.A. (“Bozzetto”) for $257.8 million for a 93.94 per cent equity stake in the company, and acquiring Tufropes, a manufacturer of synthetic ropes, for $238.2 million for 100 percent of the company. The transactions were paid from the Company’s cash on hand and a debt facility secured for the Bozzetto acquisition. Aimia subsequently purchased a 0.16 per cent equity interest from a Bozzetto management team member, increasing its total equity stake to 94.1 per cent.

Given the Corporation’s unique focus and plans for future value creation and growth, Aimia’s comparator group for setting compensation and incentives is comprised of a number of larger organizations, many of which have been able to execute their strategy for considerably longer periods than Aimia. In evaluating the market competitiveness of total direct compensation for its executives, consideration has been given to Aimia’s smaller size relative to its peers.

There was no change to Aimia’s peer group for 2023. The peer group utilized is composed of eight (8) companies, with a heavy weighting to Canadian companies. This group provides a robust source of market data and is composed of the following companies:

Company Name	Market Capitalization(1)	Total Assets(1)	Cash and Cash Equivalents(1)	Headquarter
Capital Southwest Corporation	$1,278	$1,929	$32	USA
Clairvest Group Inc.	$1,133	$1,315	$144	Canada
Sprott Inc.	$1,130	$511	$28	Canada
Guardian Capital Group Limited	$1,036	$1,733	$72	Canada
Alaris Equity Partners Income Trust	$741	$1,475	$15	Canada
Canaccord Genuity Group Inc.	$707	$4,885	$662	Canada
Diamond Hill Investment Group, Inc.	$643	$313	$63	USA
AGF Management Limited	$499	$1,451	$23	Canada
Aimia	$296	$964	$109	Canada

(1)	As at December 31, 2023. Expressed in $ million CAD.

Aimia reviews the publicly available proxy data of the peer group companies listed above as well as survey data as an additional reference point for compensation benchmarking. Aimia’s compensation policies are also benchmarked against the best practices of other companies of a similar size and scope of operations.

While market data is an important input into the HRCC’s compensation decisions, the HRCC does not make decisions based exclusively on this data but also considers:

•	Each member of the senior Management’s experience, progression and success within their role and in leading Aimia as a whole;
•	The scope of each senior Management member’s role;
•	The criticality of the role; and
•	Aimia’s plans with respect to executive talent development and succession.

Elements of Aimia’s Compensation Program

Salary

The HRCC reviews and approves the salary of each member of senior Management, taking into account the competitive market for talent, the executive’s responsibilities and experience, the scale and scope of business operations under supervision, and overall performance. Base salary may be positioned above or below market in recognition of skills, scope of the role and experience.

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Salaries were set in Canadian dollars for the CEO, the President and the Chief Operating Officer who were based in the United States. Salaries paid were converted into US dollars based on the yearly average currency exchange rate for the immediately prior calendar year as published by the United States Internal Revenue Service (the “IRS”). Salaries paid to these US-based NEOs in 2023 were converted at 1.301, which corresponds to the 2022 yearly average currency exchange rate.

Name and Principal Position	2022 Base Salary	2023 Base Salary	% Change
Philip Mittleman CEO	$1,000,000	$1,000,000	0%
Michael Lehmann President	$810,000	$810,000	0%
Steven Leonard CFO	$370,0	$425,000	14.86%
Suzanne Raftery Herbst COO	N/A(1)	$400,000	N/A
Mathieu Giguère CLO	N/A(2)	$250,000	N/A
(1)	Ms. Herbst joined Aimia November 27, 2023 and resigned on February 25, 2024
(2)	Mr. Giguère joined Aimia on May 8, 2023

Short-Term Incentive Plan (STIP)

AIMIA’s short-term incentive plan (STIP) in 2023 was consistent with the STIP implemented by the HRCC in 2022. The Corporation’s STIP was designed as part of a market competitive compensation program that rewards key employees, including the NEOs, for the achievement of critical financial metrics and individual objectives of the organization as defined by the HRCC. The STIP is also governed by an affordability component that limits overall controllable costs of the Corporation to a percentage of net asset value.

Under Aimia’s STIP, minimum, threshold, target and maximum payouts, expressed as a percentage (%) of base salary, are as follows for each of the NEOs:

Short-term Incentive Payout (as a percentage of base salary)
Name and Principal Position	Minimum	Threshold	Target	Maximum
Philip Mittleman CEO	0%	75%	150%	300%
Michael Lehmann President	0%	50%	100%	200%
Steven Leonard CFO	0%	37.5%	75%	150%
Suzanne Raftery Herbst COO	0%	37.5%	75%	150%
Mathieu Giguère CLO	0%	25%	50%	100%

Plan Metrics

Aimia’s executives are rewarded based on achievement against a set of prescribed metrics established at the beginning of the financial year by the HRCC. The 2023 STIP is based on the following four metrics:

•
Increase in absolute NAV (45% weighting for CEO and President, 40% for CFO, COO and CLO). Threshold award is paid if performance achieves 80% of target objective while maximum award is paid if performance achieves 130% of target.

AIMIA INC. | 2024 Management Information Circular	35

•
In response to the feedback received by the Shareholders throughout the year, Aimia intends to reconsider the appropriateness of using NAV in the STIP and potentially replace it, in full or in part, by another metric in 2024.

•	Aimia’s share price appreciation (17.5% weighting). Threshold award is paid if performance achieves 80% of target objective while maximum award is paid if performance achieves 130% of target.

•
Relative share price appreciation against the Russell 2000 Index (17.5% weighting). Threshold award is paid if performance achieves 80% of target objective while maximum award is paid if performance achieves 115% of target. Note, to align pay with shareholder experience, this metric only pays out if Aimia’s share price return for the year is positive.

•
Individual performance metrics (20% weighting for CEO and President, 25% for CFO and CLO). Threshold award is paid if performance achieves 80% of target objective while maximum award is paid if performance achieves 120% of target.

Each executive’s individual performance objectives are established at the outset of the year. These objectives are aligned with the specific responsibilities of the role and are communicated to the executive at the beginning of the performance period. In the case of the CEO, the objective(s) are established by the HRCC and are approved by the Board.

The proportion of the overall STIP target allocated to each metric varies by organization level. The specific breakdown by level is as follows:

Performance Metric Weighting
Principal Position	NAV	Share Price Appreciation	Relative Share Price(1)	Individual Objectives
CEO and President	45%	17.5%	17.5%	20%
CFO, COO and CLO	40%	17.5%	17.5%	25%
(1)	Relative to the Russell 2000 index
For each of the above metrics, including the individual objectives, depending on the results compared to the pre-established objectives, payouts can range from 0% to 200% of the target with a threshold at 50%. Above target payout can be achieved only if target is met for at least two (2) of the performance objectives.

Plan Affordability

While the total potential payout is calculated based on the level of achievement against each target, in order to ensure that the total amount paid provides an appropriate balance with shareholder return, the available funding for the STIP is limited by the total value of a STIP pool. If at year end, total potential payouts are equal to or less than the available STIP pool (% of target NAV), the 2023 STIP is paid out as calculated for all participants. If, however, the pool funding is insufficient to cover the total STIP awards as calculated, actual payouts will be reduced proportionately to the size of the available pool. When deciding bonuses, Aimia imposes an override that can in some cases serve to limit payouts to management. Bonuses, salaries and controllable costs are consolidated, and these costs are limited so as to not exceed a fixed percentage of net assets.

Performance Objectives and Results – 2023 STIP

Corporate Performance
Aimia’s ability to successfully achieve its corporate financial objectives in 2023 was mitigated by ongoing disruptions caused by an activist investor that impeded Aimia’s ability to execute its strategy, grow the value of its assets, and increase the value of its share price. Nonetheless, Aimia completed a number of important milestones in 2023 as it transitioned away from a holding company that makes investments in public and private businesses to a company that owns controlling stakes in two operating businesses that it is now focused on growing. Among its achievements in 2023 included:

•
Completed two transformative transactions, acquiring sustainable specialty chemicals company Bozzetto Group for
$257.8 million for a 93.94 per cent equity stake in the company, and acquiring Tufropes, a manufacturer of synthetic ropes, for $238.2 million for 100 percent of the company. The transactions were paid from the Company’s cash on hand and a debt facility secured for the Bozzetto acquisition. Aimia subsequently purchased a 0.16 per cent equity interest

AIMIA INC. | 2024 Management Information Circular	36

from a Bozzetto management team member, increasing its total equity stake to 94.1%. In addition, completed the bolt- on acquisition of Cortland Industrial LLC for $26.6 million, which was combined with Tufropes to form Cortland Industrial.

•	Ended 2023 with a total liquidity of $136.9 million, comprised of $109.1 million in cash and cash equivalents and $27.8 million in public securities. Aimia has no debt at the holding company level.

•
Reported consolidated revenue for FY2023 of $291.2 million. On a pro forma basis taking into account the full-year contributions of Bozzetto, Tufropes and Cortland Industrial, Aimia’s revenue would have been $437.2 million.

•
Closed a private placement that generated gross proceeds of $32.5 million. Under the terms of the financing, the Company issued 10,475,000 Shares together with 10,475,000 Warrants. The issue price of each Share and accompanying Warrant was $3.10 with a $3.70 Warrant exercise price.

In 2023, the performance was not reflected in the metrics measured through the STIP, in part due to external factors outside of management control.

The following table compares the 2023 performance targets with the actual 2023 results.

	2023 Corporate Objectives
Metric	Weight	Threshold	Target	Maximum	Results 2023	Percentage Achieved	Payout Factor
NAV Growth	45%/40%	12%	15%	19.5%	-18.9%	0%	0%
Share Price Appreciation(1)	17.5%	12%	15%	19.5%	-15.2%	0%	0%
Relative Share Price(2)(3)	17.5%	12.1%	15.1%	17.4%(4)	-15.2%	0%	0%

(1)	Presented as the target share price
(2)	Target is the Russell 2000 Index price return in 2023
(3)	In line with the 2023 STIP terms and conditions, this metric only pays out if Aimia’s share price return for the year is positive.
(4)	The Russell 2000 increased by 15.1% in 2023, rising from 1,761.25 points on December 30, 2022, to 2,027.07 points on December 29, 2023 (Source: ^RUT, Capital IQ).

Despite the inability of the senior leadership team to achieve Aimia’s corporate objectives for 2023, the Board retains confidence in the Company’s CFO and CLO given their efforts in completing key initiatives already noted during a period of significant transition, exacerbated by the disruptions caused by the activist investor.

Given their departures from the Company on January 11, 2024, neither the CEO, the President or the COO received any STIP compensation for 2023.

Note that the Corporation is not providing the quantified targets and results for the NAV, as the targets and results for this measure contain confidential and sensitive information that could influence external valuations. As such, detailed disclosure of this metric would seriously prejudice the Corporation’s interests. Aimia is confident that the threshold, target and maximum goals are set on a basis that requires significant effort and are challenging to achieve.

Individual Performance
A portion of the STIP award was based on individual performance of each NEO: 20% for the CEO and President and 25% for the CFO, COO and CLO. This individual performance component of the STIP award was based on personal business-oriented objectives that are aligned with the strategic priorities related to each executive’s respective function with a strong overall focus on pursuing potential new investments, continuing to develop and manage existing investments.

In 2023, the individual objectives of the NEOs included both quantitative measures and qualitative strategic considerations related to their function. At year-end, the Executive Chairman reviewed the performance of the other Executives, taking into consideration their achievements against their pre-determined individual objectives and determined their individual STIP payout factor, subject to HRCC review and Board approval. The HRCC then reviewed and reflected on individual achievements against objectives for each NEO, as well as their overall leadership in meeting their function’s objectives.

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Name and Principal Position	Individual Performance Objectives
Philip Mittleman CEO	Mr. Mittleman resigned on January 11, 2024. His individual performance objectives were not evaluated given his resignation.
Michael Lehmann President	Mr. Lehmann resigned on January 11, 2024. His individual performance objectives were not evaluated given his resignation.
Steven Leonard CFO
Mr. Leonard’s individual performance objectives for 2023 cascaded down from the individual objectives of our CEO, Philip Mittleman. For 2023, the prime objective was to close the acquisitions which were in process at the beginning of the year. He ensured the successful acquisitions of Tufropes, Bozzetto and Cortland Industrial, this included overseeing diligence, tax planning and integration, financing and financial reporting integration. Mr. Leonard’s personal performance objectives were exceeded and the payout was at the discretion of the Board and HRCC.

Suzanne Raftery Herbst COO	Ms. Herbst’s resigned on February 25, 2024. His individual performance objectives were not evaluated given her resignation.
Mathieu Giguère CLO
Mr. Giguère’s individual performance objectives for 2023 cascaded down from the individual objectives of our CEO, Philip Mittleman. Mr. Giguère’s focus was to ensure a smooth integration and transition at Aimia. Given the activities on the litigation front, Mr. Giguère had to lead the litigation strategy, supported the operating businesses, took care of the governance and participated in the management decisions. All individual performance objectives were met and payout was at the discretion of the Board and the HRCC.

2023 STIP Payouts

As a result of their resignations on January 11, 2024, no payout was awarded to Mr. Mittleman and Mr. Lehmann. Similarly, as Ms. Herbst resigned on February 25, 2024, no payout was awarded. For the retained named executive officers, Mr. Leonard and Mr. Giguère, the Board assessed their important contributions in 2023, such as the execution of the Corporation’s strategy, including managing three acquisitions, managing the legal response to the activist investor, executing the private placement and building a defense for the take-over bid. The Board was satisfied with these two officers’ performance in 2023 despite it not being reflected in the financial metrics measured through the STIP, in part due to external factors outside of management control. The Board remains confidence in these two named executive officers’ senior leadership and wanted to ensure they were retained to manage the business in the interests of all shareholders. In this spirit, the Board applied its discretion in determining the 2023 bonus payouts for these two named executive officers of the company. The Board agreed to pay 100% of the target bonus to Mr. Leonard and 160% to Mr. Giguère to recognize their engagement through this challenging year and their contribution to the achievement of several key milestones. The actual payouts are reported in the Summary Compensation Table on page 43.

Long-Term Incentives

Aimia’s long-term incentive program is designed to attract and retain key executives and motivate them to meet or exceed Aimia’s performance targets over the long-term by aligning the personal financial interests of the executive to those of shareholders through mutual equity ownership. When the board was reconstituted in 2020, given the transition of the business, DSU grants were deemed the most effective vehicle to motivate management, align their personal financial interests with shareholders and provide significant retention value for the organization. In fact, in 2023, Options were deemed as being the most effective vehicle to motivate management, align personal financial interests with shareholders and provide significant retention value. As the business evolves, the HRCC continues to monitor whether the current LTIP remains appropriate and in the best interest of shareholders. The details of the DSU and Option grants are as follows:
Design Details	Design Objectives
• DSUs or Options were granted to certain executives, including the NEOs, generally as sign-on equity, following approval by the Board of Directors	• Align plan participants with Shareholder interests
• Vesting is over five (CEO), six (CFO and President) or three (COO and CLO) years, vesting equally over the period	• Motivate plan participants to pursue strategies that will enhance Shareholder value over the long term
• Vested DSUs or Options are payable only when the employee leaves the Corporation	• DSU value directly tracks the Share price
• In certain cases, DSUs vest only if the performance threshold (share price) is met

AIMIA INC. | 2024 Management Information Circular	38

Note, the CFO and President have performance-based DSUs, weighted at 33% and 50% respectively of their overall DSU grants received in 2020. Subject to their continuous service with the company, one-sixth of the performance-based DSUs will contingently vest on each of the first six anniversaries of the date of grant. In both cases, the performance-based DSUs will become earned if, at any time before the participant’s continuous service terminates, the volume weighted average price (VWAP) for any twenty (20) consecutive trading day period is at least $6.00 on the Toronto Stock Exchange. The five (5) days average share prices at grants were $4.09 (September 24, 2020) and $2.92 (June 19, 2020) respectively for the CFO and President which means that the required rate of return to achieve the $6.00 target share price is 47% for the CFO and 105% for the President.

Options
Year	Philip Mittleman CEO	Steven Leonard CFO	Michael Lehmann President	Suzanne Raftery Herbst COO	Mathieu Giguère CLO
2023	N/A	$162,033	N/A	$750,000	$232,424
2022	-	-	-	-	-
2021	-	-	-	-	-

More details of Aimia’s long-term incentive plans, including Options, PSUs and DSUs, can be found under “Appendix B – Long-Term Incentive Plans – The DSU Plan”.

Perquisites and Other Benefits

Aimia’s executive benefits and pension programs have been designed to reflect competitive market practices in each of the markets where Aimia competes for talent. As part of the overall simplification of Aimia’s compensation programs, the perquisites allowance was combined into base salary starting in 2021. Details on the value of these programs to Aimia’s NEOs are included in the Summary Compensation Table on page 43.

Risk Mitigation in Our Compensation Program

In conjunction with the HRCC and its independent advisor, Management regularly reviews Aimia’s compensation programs to ensure they do not encourage excessive or inappropriate risk-taking. In addition, Aimia has adopted the following policies to help prevent excessive risk-taking:

•	There is an appropriate mix of fixed and variable compensation and weighting of Share-based compensation for the NEOs.

•
Incentive compensation for all executives is balanced between short and long-term incentives to promote balanced decision-making and ensure that executives do not make decisions that increase payouts at the expense of long-term performance.

•
The STIP incorporates an affordability test that can ultimately restrict and diminish resulting payouts should the STIP pool is insufficient to cover the total STIP payouts. Details on the plan affordability are included on page 36.

•	Aimia has a Clawback Policy that allows the Board of Directors to require the reimbursement or forfeiture of all or part of any incentive- based compensation under certain circumstances.

•
Aimia has minimum shareholding guidelines and trading guidelines for all executives to ensure executive interests are aligned with those of Shareholders and which prohibit hedging activities designed to hedge or offset a decrease in market value of Aimia’s securities.

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Share Ownership

Aimia has shareholding guidelines which require the NEOs (the “Shareholding Guidelines for Executives”) to maintain a minimum value in equity of at least:

•	CEO: 4.0x salary
•	President and CFO: 2.0x salary
•	Other executives: 1.0x salary

Required ownership levels must be achieved within five (5) years of the executive’s date of hiring or promotion into a role that is subject to the guidelines. Shares, DSUs, restricted share units (“RSUs”), the in-the-money value of vested Options and two-thirds of the value of unvested PSUs are included in assessing ownership. Share ownership is monitored on an ongoing basis and evaluated at least annually by the HRCC. Any NEO not in compliance with the applicable guideline is required to reinvest 50% of the after-tax value received from any vested PSUs or RSUs in Shares, and retain 50% of all Shares issued pursuant to any exercise of Options (on an after-tax basis), to the extent required to meet the guidelines. NEOs cannot sell Shares at any time if the sale of such Shares would result in such person failing to meet the minimum Share ownership requirement.

The following table outlines the share ownership of each NEO who remains employed by the Corporation as of May 27, 2024:

	Share ownership as of May 27, 2024
Name and Principal Position	Required multiple	Shares	Options	PSUs	RSUs	DSUs	Total Value ($)(1)	Total value as a multiple of base salary	Status of Ownership Requirement
Steven Leonard CFO	2.0x	49,889	-	-	-	300,000	948,199	2.29x	Met
Mathieu Giguère CLO	1.0x	38,718	-	-	-	-	104,926	0.42x	In process

(1)
Under the Shareholding Guidelines for Executives, “Total Value” represents the sum of (i) the value of Shares, DSUs and RSUs, (ii) the value of two-thirds (⅔) of the value of unvested PSUs and (iii) the in-the-money value of Options vested but not exercised, in each case held by the applicable NEO as of May 27, 2024, calculated using the average closing price of the Shares on the Toronto Stock Exchange (“TSX”) for the five (5) trading days preceding the date of calculation.

(2)	Mr. Giguère joined Aimia May 8, 2023 and has five (5) years to comply with the share ownership requirements.

Hedging Prohibition

Aimia has trading guidelines in place for all executives and Directors that specifically prohibit the purchase of financial instruments that are designed to hedge or offset a decrease in market value of Aimia’s securities granted as compensation or held directly or indirectly, by such executives or Directors. Directors, as well as employees who are subject to the Shareholding Guidelines for Aimia, effective as of January 1, 2009 (as amended from time to time), are not permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars or units of exchange funds) that are designed to hedge or offset a decrease in market value of Aimia’s securities granted as compensation or held, directly or indirectly, by such directors or employees.

Change of Control Provisions

Aimia’s change in control policy, adopted by the Board of Directors on June 19, 2008, and last amended September 15, 2020 (the “Change in Control Policy”), is designed to (a) retain Aimia’s most senior executives (each, a “Specified Executive”) through a period of potential uncertainty; (b) enhance the value of Aimia and preserve value for Shareholders; (c) preserve the neutrality of the Specified Executives in negotiating and executing a potential Change in Control (as defined in the Change in Control Policy) transaction; (d) ensure that the Specified Executives’ focus is on the best potential outcome for Shareholders; and (e) provide certain arrangements for Specified Executives whose employment with Aimia is terminated following a Change

AIMIA INC. | 2024 Management Information Circular	40

in Control. The Change in Control Policy provides for a “double trigger” approach and no payments or incentive awards vesting acceleration is triggered solely as a result of a Change in Control.

Clawback Policy

The Board has the right to require the repayment or forfeiture by the Executive Committee (or former member of the Executive Committee) of all or part of any incentive-based compensation (including Options) if both:

•
the amount of any incentive-based compensation was calculated based upon, or contingent upon, the achievement of certain financial results that are subsequently the subject of, or affected by, a restatement of Aimia’s audited financial statements required by applicable securities laws due to Aimia’s material breach of financial reporting requirements applicable pursuant to securities laws at the time the original financial statements were filed (other than a change in accounting rules or policy with retroactive effect); and

•	the amount of any incentive-based compensation would have been lower based on the restated financial results.

The clawback/recoupment applies to any incentive-based compensation awarded within the three (3) years preceding the restatement.

In all cases, clawback/recoupment is limited to the difference between the incentive-based compensation earned and the incentive-based compensation that would have been earned had the incentive-based compensation been determined using the restated financial results.

Retirement Plans

Aimia’s executives participate in retirement plans that reflect market practices and conditions in the countries in which Aimia operates. Summaries of the retirement plans available to Aimia’s senior Management in each country are as follows:

Canada: Starting January 1, 2021 or upon hire thereafter, Canadian-based senior Management participate in the Group Registered Retirement Savings plan (the “Group RRSP”), deferred profit-sharing plan (the “DPSP”) and non-registered plan (the “Non-Registered Plan”). Senior Management contributes 7.5% of base salary to their Group RRSP and Aimia contributes 7.5% of base salary to the DPSP, combined up to the maximums permitted under Canadian tax legislation. Once such maximums are met, Aimia contributes to the Non-Registered Plan to achieve the target annual contribution of 15% of base salary.

United States: Senior Management based in the United States participate in a 401(k) retirement savings plan established for all eligible US-based employees. Under the plan and subject to IRS annual contribution maximums, employees may contribute up to the IRS maximum established for the fiscal year. Where the executive contributes the maximum allowable value for the calendar year, the Corporation shall do the same to maximize the executive’s 401(k) plan for that calendar year. There is no supplemental retirement plan for US-based senior Management.

Compensation of the NEOs

2023 Compensation

Philip Mittleman - CEO
Compensation
The annual compensation of the CEO takes into account factors such as competitive positioning against market, economic outlook, and his leadership abilities which are crucial to Aimia’s transformation journey. The CEO’s annual compensation is recommended by the HRCC and approved by the independent members of the Board.

In 2023, Mr. Mittleman’s base salary remained unchanged at $1,000,000 CAD, as established on June 19, 2020. Under the 2023 STIP, his target STIP opportunity was 150% of his base salary.

Mr. Mittleman also participated in the LTI program, with the same terms and conditions as described in the section “Long-Term Incentives” starting on page 38. However, Mr. Mittleman did not receive any LTI grant in 2023.

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Specific measures, both quantitative and qualitative, are considered in each of the above-mentioned categories. The HRCC did not review Mr. Mittleman’s performance for 2023 as he resigned on January 11, 2024. The resulting overall STIP payout was $0 and is reported in the Summary Compensation Table on page 43.

Name and Principal Position	2023 Base Salary Paid	STIP Payout(1)	Payout Achieved (% of base salary paid in 2023)	2023 Annualized LTIP Award(2)	Annual Compensation Earned in 2023
Philip Mittleman CEO	$1,000,000	N/A	N/A	$608,333	$1,608,333

(1)	No payout was awarded given Mr. Mittleman’s resignation effective January 11, 2024.
(2)	No LTIP grant made to the CEO in 2023. The 2023 annualized LTIP award reflect the prorated value of the DSU awards granted in 2020 using the value at grant.
Other NEOs
All of Aimia’s NEOs are eligible to participate in the 2023 STIP plan as described in “Short Term Incentive Plan (STIP)” starting on page 35. The following table provides additional compensation details for the NEOs for the year 2023:

Name and Principal Position	2023 Base Salary Paid	STIP Payout	Payout Achieved (% of base salary paid in 2023)	2023 Annualized LTIP Award(1)	Annual Compensation Earned in 2023
Steven Leonard CFO	$413,542	$310,387	75%	$176,841	$900,770
Michael Lehmann President	$810,000	N/A(2)	N/A	$486,667	$1,296,667
Suzanne Raftery Herbst COO	$39,487	$75,000(3)	N/A	$250,000	$364,487
Mathieu Giguère CLO	$161,058	$200,000	124%	$77,475	$438,533

(1)
For the President, the 2023 annualized LTIP award reflect the prorated value of the DSU awards granted in 2020 using the value at grant. For the CFO, the 2023 annualized LTIP award reflect the prorated value of the DSU awards granted in 2020 as well as the annual value of the options granted in 2023 using the values at grant. For the COO and CLO, the 2023 annualized LTIP award reflect the prorated value of the options granted in 2023 using the value at grant.

(2)	No payout was awarded given Mr. Lehmann’s resignation effective January 11, 2024.
(3)	Ms. Herbst received a $75,000 sign-on bonus. Ms. Herbst resigned on February 25, 2024.

Alignment of Executive Compensation with Shareholder Interests

The following performance graph compares the total cumulative return of a $100 investment in Aimia’s Shares made on January 1, 2019, with the cumulative return on the TSX Composite for the period beginning January 1, 2019 and ended December 31, 2023, with the compensation paid to the CEO and average compensation paid to all the NEOs, over the same period of time. It assumes reinvestment of all distributions and dividends during the covered period. During this period, the total compensation of Aimia’s NEOs was generally aligned to the experience of the shareholders except for the year ending December 31, 2020 in which the HRCC made significant sign-on equity grants to recruit important new members to our leadership team and are intended to form part of each NEO’s compensation over a multi-year period of five (5) or six (6) years.

AIMIA INC. | 2024 Management Information Circular	42

5-year total shareholder return on $100 investment	2019	2020	2021	2022	2023
Aimia (C$)	99.2	103.8	110.8	100.0	94.7
S&P/TSX Composite Total Return Index	122.9	129.8	162.3	152.8	170.8
NEO Compensation
Total Compensation (CEO)	4,209,730	5,282,784	2,048,279	2,239,191	1,125,141
Average Total Compensation (all NEOs) (1)	1,702,570	3,214,373	1,133,049	1,290,608	892,430
(1)
Total compensation represents the approved aggregate compensation for the NEOs as reported in each year’s management proxy circular. The figure for 2023 includes the total compensation for Mr. Mittleman (Philip), Mr. Leonard, Mr. Lehmann, Ms. Herbst and Mr. Giguère.

Other Executive Compensation Disclosure

Summary Compensation Table

The following table sets forth the annual total compensation of the NEOs for the financial years ended December 31, 2023, December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Share-Based Awards(1) ($)	Option-Based Awards(2) ($)	Non-Equity Incentive Plan Compensati on – Short Term Incentives(3) ($)	Pension Value(4) ($)	All Other Compensati on(5) ($)	Total Compensati on ($)
Philip	2023	1,000,000	-	-	-	56,594	68,547	1,125,141
Mittleman(6)	2022	1,000,000	-	-	1,186,500	52,691	-	2,239,191
CEO	2021	1,000,000	-	-	1,000,000	48,279	-	2,048,279
	2023	413,542	-	162,033	310,387	45,856	-	931,818
Steven Leonard CFO	2022	370,000	-	-	215,155	39,739	-	624,894
	2021	370,000	-	-	300,000	40,469	-	710,469
Michael	2023	810,000	-	-	-	56,594	68,547	935,141
Lehmann(6)	2022	810,000	-	-	640,710	52,691	-	1,503,401
President	2021	810,000	-	-	600,000	48,279	-	1,458,279

AIMIA INC. | 2024 Management Information Circular	43

Name and Principal Position	Year	Salary ($)	Share-Based Awards(1) ($)	Option-Based Awards ($)	Non-Equity Incentive Plan Compensati on – Short Term Incentives(3) ($)	Pension Value(4) ($)	All Other Compensati on(5) ($)	Total Compensati on ($)
Suzanne Raftery	2023	39,487	-	750,000	75,000	-	-	864,487
Herbst(6)	2022	-	-	-	-	-	-	-
COO	2021	-	-	-	-	-	-	-
Mathieu Giguère CLO	2023	161,058	-	232,424	200,000	12,080	-	605,562
	2022	-	-	-	-	-	-	-
	2021	-	-	-	-	-	-	-

(1)
This column shows the compensation value of DSUs and PSUs granted in the applicable year. In 2020, DSUs were awarded to Mr. Mittleman and Mr. Lehmann in the form of sign-on grants, and to Mr. Leonard as a one-time grant, intended to form part of each individual’s compensation over a multi year period. No DSUs were granted to the current NEOs since 2020 and it is not anticipated that they will receive additional DSU grants in the near term.

(2)
This column shows the compensation value of the stock options granted in the applicable year. In 2023, stock options were granted to Mr. Leonard, Ms. Herbst and Mr. Giguère in the form of special one-time grants. This included sign on grants for Ms. Herbst and Mr. Giguère intended to form part of each individual’s compensation over a multi-year period. The stock options were valued using a binomial model. It is not anticipated that they will receive additional stock option grants in the near term.

(3)	The amounts in this column are reported for the fiscal year in which they were earned or awarded in the case of the performance cash awards.
(4)	This column includes the annual compensatory value from the Corporation retirement plans. Please refer to the Pension Plan Benefits – Defined Contribution Plan Table.
(5)
“All other compensation” represents perquisites and other personal benefits, which in the aggregate amount to $50,000 or more, or are equivalent to 10% or more of a NEO’s total salary for the applicable fiscal year. The type and amount of each perquisite, the value of which exceeds 25% of the total value of perquisites, is separately disclosed for each NEO (if applicable).

(6)
For Mr. Mittleman, Mr. Lehmann and Ms. Herbst, all amounts, except pension, are determined in Canadian dollars and converted (mainly salary and short-term Incentive) in US dollars using a conversion rate of 1.301 which corresponds to the 2022 average currency exchange rate as published by the IRS.

Incentive Plan Awards

The following table indicates for each of the NEOs all awards outstanding at the end of the 2023 financial year.

Option-Based Awards					Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options(1) ($)	Number of Shares or Units of Shares that have not Vested(2) (#)	Market or Payout Value of Share-Based Awards that have not Vested(3) ($)	Market or Payout Value of Vested Share-based Awards not Paid out or Distributed(4) ($)
Philip Mittleman CEO	-	N/A	N/A	-	416,667	1,304,168	2,608,332
Steven Leonard	75,142	3.25	August 23, 2026
CFO	122,500	3.08	December 23, 2030	6,125	150,000	469,500	469,500
Michael Lehmann President	-	N/A	N/A	-	750,000	2,347,500	782,500
Suzanne Raftery Herbst COO	585,938	2.91	December 23, 2030	128,906	-	-	-
Mathieu Giguère	100,000	3.08	December 23, 2030	5,000
CLO	64,601	3.61	May 24, 2030	-

AIMIA INC. | 2024 Management Information Circular	44

(1)
The value of unexercised in-the-money Options at financial year-end is calculated on outstanding vested and unvested Options and based on the difference between the closing price of the Shares on the TSX December 29, 2023 ($3.13) and the exercise price.

(2)	The numbers shown in this column are the unvested balances of DSUs in the individual accounts as at December 31, 2023.
(3)
The amounts shown in this column are the product of the total number of unvested DSUs, including dividend equivalents, held in the individual accounts as at December 31, 2023 multiplied by the closing price of the Shares on the TSX as of December 29, 2023 ($3.13).

(4)
The amounts shown in this column are the product of the total number of vested DSUs that have not been paid out or distributed as at December 31, 2023 multiplied by the closing price of the Shares on the TSX as of December 29, 2023 ($3.13).

Incentive Plan Awards – Value Vested or Earned during the Year

The following table indicates for each of the NEOs the value on vesting of all awards and the STIP payout during the 2023 financial year.

Name	Option-Based Awards Value Vested During the Year(1) ($)	Share-Based Awards Value Vested During the Year(2) ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year(3) ($)
Philip Mittleman CEO	N/A	714,166	NA
Steven Leonard CFO	-	48,868	310,387
Michael Lehmann President	N/A	285,666	NA
Suzane Raftery Herbst	-	N/A	75,000
COO
Mathieu Giguère CLO	-	N/A	200,000

(1)
The amounts in this column represent the product of the number of Options that vested during the year ended on December 31, 2023 multiplied by the difference between the closing price of the Shares on the TSX on the vesting date and the exercise price.

(2)
The awards value vested during the year for the CEO and President is calculated based on a price of $4.18 representing the 5-day average closing price of the Shares on the TSX on the vesting date (June 19, 2023). For the Chief Financial Officer, value is calculated based on a price of $3.75 representing the 5-day average closing price of the Shares on the TSX on the vesting date (September 24, 2023).

(3)	The amounts in this column represent the amounts earned under the STIP, if applicable, with respect to the 2023 financial year as presented in the summary compensation table on page 43.

Securities Authorized for Issuance under Equity Compensation Plan

The LTIP is the only compensation plan under which equity securities of Aimia have been authorized for issuance. Please see “Appendix B - LONG-TERM INCENTIVE PLANS” for a description of the plan.

The following table outlines the number of Shares to be issued upon the exercise of outstanding Options under the LTIP, the weighted average exercise price of the outstanding Options, and the number of Shares available for future issuance under the LTIP, all as at December 31, 2023.

During the financial year ended December 31, 2023, no Shares were released back into the pool available for future issuance on the departure of employees from the business and Option expiration.

AIMIA INC. | 2024 Management Information Circular	45

Plan Category	(a) Number of Securities to be Issued upon Exercise of outstanding Options as at December 31, 2023	(b) Weighted-Average exercise price of outstanding options as at December 31, 2023	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) as at December 31, 2023
Equity Compensation Plans Approved by Securityholders	1,102,671	3.05	13,366,248
Equity Compensation Plans Not	-	-	-
TOTAL	1,102,671	3.05	13,366,248

Pension Plan Benefits

The following table sets forth the changes in the aggregate accumulated values in the Defined Contribution Plan for each NEO in the past fiscal year.

Defined Contribution Plan Table
Name	Accumulated Value at Start of Year ($)	Compensatory(1) ($)	Accumulated Value at Year End ($)
Philip Mittleman(2) CEO	202,726	56,594	259,320
Steven Leonard CFO	595,963	45,856	641,819
Michael Lehmann(2) President	214,975	56,594	271,569
Suzanne Raftery Herbst	-	-	-
COO
Mathieu Giguère CLO	-	12,080	12,080

(1)
Employer contribution in 2023 in a pension plan as described under “Retirement Plans” on page 41 and below. For Mr. Leonard, this includes the employer contribution under the Deferred Profit-Sharing Plan and Non-Registered Plan. For Messrs. Philip Mittleman and Michael Lehmann, this includes the employer contribution under the 401(k) Retirement Savings Plan. For Mr. Giguère a compensatory amount was paid in lieu. Does not include employee contributions and earnings on employee and employer contributions in the plan(s).

(2)	All amounts have been converted from US dollars to Canadian dollars using a conversion rate of $1.301, which corresponds to the 2022 average currency exchange rates as published by the IRS.

The NEOs who are based in the United States (all except for Steven Leonard and Mathieu Giguère), participate in a 401(k) retirement savings plan established for all eligible US-based employees. Under the plan and subject to IRS annual contribution maximums, employees may contribute up to the IRS maximum established for the fiscal year. Where the employee contributes the maximum allowable value for the calendar year, the Corporation shall do the same to maximize the employee’s 401(k) plan for that calendar year. There is no supplemental retirement plan for US-based senior Management.

NEOs based in Canada participate in the Group RRSP, DPSP and Non-Registered Plan. Senior Management contributes 7.5% of base salary to their Group RRSP and Aimia contributes 7.5% of base salary to the DPSP, combined up to the maximums permitted under Canadian tax legislation. Once such maximums are met, Aimia contributes to the Non-Registered Plan to achieve the target annual contribution of 15% of base salary. Exceptionally for the 1st year of employment of Mr. Giguère, in lieu of retirement benefits, he was paid the 7.5% employer contribution up to 50% of the maximum allowable contribution for 2023, in miscellaneous bonuses.

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Termination and Change in Control Benefits

Termination Without Cause

All of the NEOs benefit from severance arrangements upon termination without cause.

If the employment of a NEO is terminated without cause, the NEO is entitled to a lump sum severance payment of base salary (the “Severance Period”) as contractually agreed in their employment agreements. Mr. Leonard was also entitled to a lump sum cash amount equal to the product of (i) the number of months included in the Severance Period divided by twelve (12); and
(ii) the average amount of the STIP payout which was paid to the NEO in respect of each of the two (2) calendar years preceding the year of termination. In addition, within thirty (30) days following the approval by the Board of Directors of Aimia’s audited annual financial statements for the year during which the NEO was terminated, and provided that the corporate performance during the year of such termination, results in the payment of STIP awards and the NEO would have been normally entitled to an STIP award, Mr. Leonard would be entitled to an amount equal to the target STIP award for the calendar year of such termination, adjusted for individual and Corporation goal outcomes as appropriate, multiplied by the number of days from January 1 of the calendar year of such termination to the date of termination, divided by 365. Furthermore, Mr. Leonard would continue to receive basic health and dental, life insurance benefits until the earlier of the expiry of the Severance Period or the date the NEO secures alternate employment with comparable perquisites. Mr. Leonard shall also be deemed to accumulate service during the Severance Period for purposes of the pension plans and the NEO and Aimia shall continue to make the required contributions to the pension plans during the Severance Period, in accordance with the terms of the plans.

All of the agreements for the NEOs described above provide for non-compete and non-solicitation restrictions upon termination of employment.

Change in Control Policy

Aimia’s change in control policy, adopted by the Board of Directors on June 19, 2008, and last amended September 15, 2020 (the “Change in Control Policy”), is designed to (a) retain Aimia’s most senior executives (each, a “Specified Executive”) through a period of potential uncertainty; (b) enhance the value of Aimia and preserve value for Shareholders; (c) preserve the neutrality of the Specified Executives in negotiating and executing a potential Change in Control (as defined in the Change in Control Policy) transaction; (d) ensure that the Specified Executives’ focus is on the best potential outcome for Shareholders; and (e) provide certain arrangements for Specified Executives whose employment with Aimia is terminated following a Change in Control. The Change in Control Policy provides for a “double trigger” approach and no payments or incentive awards vesting acceleration is triggered solely as a result of a Change in Control.

The Change in Control Policy provides that in the event of a Specified Executive’s Termination Due to a Change in Control (defined in the Change in Control Policy as termination without cause during the period commencing thirty (30) days prior to the Change in Control and ending on the date which is twenty-four (24) months after the Change in Control or resignation for good reason (resignation following a substantive and material unilateral change in the terms of employment) within twenty-four (24) months after the Change of Control), the Specified Executive shall be entitled to receive (a) an amount equal to the Specified Executive’s accrued but unpaid annual salary for the period to and including the termination date, together with an amount equal to any accrued but unused vacation entitlement; (b) an amount equal to the STIP award the Specified Executive would be entitled to receive, pro-rated until the termination date; (c) a lump sum equal to the Specified Executive’s annual salary for a period equal to: the greater of (i) twelve (12) months, with an additional month per year of continuous service exceeding twelve (12) years, or (ii) the number of months used to calculate the Specified Executive’s severance entitlement or payment in lieu of notice under the Specified Executive’s employment agreement up to a maximum period of twenty-four (24) months (the “CIC Severance Period”); (d) a lump sum equal to, the product of (A) the Specified Executive’s average STIP award paid in the last two (2) fiscal years prior to the Change in Control by (B) the number of months included in the CIC Severance Period of such Specified Executive, divided by twelve (12); (e) the perquisites listed in the Specified Executive’s employment agreement, for a period equivalent to the earlier of the end of the CIC Severance Period or the date the Specified Executive secures alternate employment with comparable perquisites; (f) coverage under all group, life, medical, dental, and similar account benefits listed in the Specified Executive’s employment agreement for a period equivalent to the earlier of the end of the CIC Severance Period or the date the Specified Executive secures alternate employment with comparable benefits;
(g) reimbursement for all expenses incurred, in accordance with Aimia’s expense reimbursement policy; and (h) subject to the terms of any applicable indemnification agreements, maintenance of coverage for the maximum extended reporting period available under any directors’ and officers’ liability insurance that is in place at the time of the termination. The Specified Executive shall also be deemed to accumulate service during the CIC Severance Period for purposes of the pension plan in the country of employment and the Specified Executive and Aimia shall continue to make the required contributions to such pension plan during the CIC Severance Period, in accordance with the terms of the plans. Such entitlements under the Change in Control Policy are conditional upon the Specified Executive’s compliance with obligations related to loyalty, confidentiality,

AIMIA INC. | 2024 Management Information Circular	47

non-disclosure, ownership of intellectual property, files and other property as well as obligations related to non-competition and non-solicitation for the duration of the severance period.

In the event of a Specified Executive’s Termination Due to a Change in Control, all unvested Options, PSU, RSU and DSU awards granted pursuant to the long-term incentive program held by the Specified Executive shall be accelerated and become fully vested; and the Specified Executive shall be entitled to payments under any deferred compensation, pension or supplementary retirement plans offered by Aimia, to the extent the Specified Executive participates in such plans and subject to the terms contained therein.

Incremental Benefits Payable Upon the Occurrence of Certain Events, as of December 31, 2023

The following table presents the estimated incremental benefits that would have been payable to the NEOs had certain events, as indicated therein, occurred on December 31, 2023. In all instances, the value of long-term incentives is estimated based on the closing price of the Shares on the TSX as of December 29, 2023 ($3.13). Salary, short-term incentives paid and LTIP for US-based employees are set in Canadian dollars and converted to US dollars as appropriate for payment purposes only. Values related to health and dental benefits for Messrs. P. Mittleman and Lehmann have been converted from US dollars to Canadian using a conversion rate of 1.35 which corresponds to the 2023 average currency exchange rate as published by the IRS.

Event as of December 31, 2023	Philip Mittleman CEO	Steven Leonard CFO	Michael Lehmann President	Suzanne Raftery Herbst COO	Mathieu Giguère CLO
Resignation (other than for good reason) and Termination with Cause
Access to accrued obligations and forfeiture of unvested awards under the long-term incentive program
Retirement Full vesting of PSUs(1)	Not eligible for retirement	Not eligible for retirement	Not eligible for retirement	Not eligible for retirement	Not eligible for retirement
Termination without cause or resignation for good reason
Pro-rata vesting of RSUs/PSUs(1)(2)	-	-	-	-	-
Severance	$500,000	$1,097,278(3)(4)	$405,000	$200,000	$399,261(3)(4)
Forfeiture of unvested Options, if any(5)	-	-	-	-	-
	$500,000	$1,097,278	$405,000	$200,000	$399,261
Termination without cause or resignation for good reason following a Change in Control Severance(6)(8)(10)	$1,125,141(10)	$1,097,647(3)(4)	$935,141(10)	$400,000	$465,682(3)(4)
Accelerated vesting of Options(7)(9)	-	$6,125	-	$128,906	$5,000
Full vesting of PSUs/RSUs(1)	-	-	-	-	-
Accelerated vesting of unvested DSUs(10)	$1,304,168	$469,500	$2,347,500	-	-
	$2,429,309	$1,573,272	$3,282,641	$528,906	$470,682

(1)	There are no outstanding RSUs or PSUs as of December 31, 2023.
(2)	In case of involuntary termination, PSUs and RSUs vest on a pro-rata basis subject to any performance conditions, if applicable, with payouts on the normal vesting date.
(3)
The estimated severance benefits for Mr. Leonard and Mr. Giguère are calculated based on 2023 annual base salary (nine months of base salary for Mr. Giguère), the two-year average STIP award paid for fiscal years 2022 and 2023, health benefits, and Aimia’s contributions to the retirement fund paid in 2023, as applicable.

(4)
Mr. Leonard and Mr. Giguère are also entitled to the payment of any accrued but unpaid annual salary and pro-rated STIP award for the period up to and including the termination date. For the financial year ended December 31, 2023, these amounts are fully disclosed within the amounts included in the Summary Compensation Table and therefore not included in the estimated severance benefits presented in this table.

(5)
Unvested Options outstanding at the termination date would be forfeited. Any exercisable Options outstanding at the termination date would expire on the earlier of 30 days after the termination date and the original expiry date.

AIMIA INC. | 2024 Management Information Circular	48

(6)
In the event of their termination other than for good reason, NEOs are not entitled to any severance benefits. Furthermore, any outstanding unvested PSUs, RSUs, and Options would be forfeited as of the resignation date. Any vested DSUs would be payable in accordance with the DSU Plan.

(7)	There is no accelerated vesting of Options or DSUs upon resignation (other than for good reason) following a Change in Control.
(8)
In the event of their Termination Due to a Change in Control (as defined in the Change in Control Policy and described under “Statement of Executive Compensation – Termination and Change in Control Benefits – Change in Control Policy” occurred on December 31, 2023) any outstanding unvested Options and DSUs held by all NEOs would have vested, whether or not any applicable performance condition had been met.

(9)	Accelerated vesting is calculated as of the closing stock price as at December 31, 2023.
(10)
On March 15, 2023, the Board of Directors of Aimia approved an amendment to the respective employment agreements of Mr. Philip Mittleman and Mr. Michael Lehmann to clarify that they are entitled to severance in accordance with the Change in Control Policy. The Change in Control Policy was intended to apply to all Specified Executives, including Mr. Philip Mittleman and Mr. Michael Lehmann, and the Board approved such amendments to correct discrepancies between the terms of the employment agreements of such executives and the Change in Control Policy. Note, per the amendment to their employment agreements, both Mr. Philip Mittleman and Mr. Michael Lehmann remain non-eligible to the annual bonus component of the Change in Control Policy (item (d) of the Change in Control Policy).

Compensation of Directors

The compensation structure of the Board of Directors is designed to attract and retain highly talented and experienced Directors, with a view to contributing to the long-term success of the Corporation. This requires that Directors be adequately and competitively compensated. The Board of Directors has determined that the Directors of the Corporation should be compensated in a form and amount which is customary for comparable corporations, taking into account time commitment, responsibility and trends in director compensation. As part of its mandate, the HRCC reviews on a regular basis the adequacy and form of Director compensation.

Summary of Board Compensation

Director compensation for the year ended December 31, 2023 was as follows:

Position	Base Annual Retainer ($)
Chair of the Board of Directors	135,000
Chair of the Audit Committee	20,000(1)
Chair of the GNC	15,000(1)
Chair of the HRCC	15,000(1)
Other Committee Members	8,000(1)
Independent Directors	65,000

(1)	This amount is in addition to the base annual retainer for independent Directors.

Additionally, except for the Chair of the Board who was granted $135,000 in DSUs per year (issued quarterly), independent Directors were granted $70,000 in DSUs per year (issued quarterly).

Directors can elect yearly to receive up to 100% of their base annual retainer and Committee retainer in DSUs. Please refer to “Appendix B - Long-Term Incentive Plan – The DSU Plan” for a description of the DSU Plan.

Directors are reimbursed for travel and out-of-pocket expenses incurred in attending meetings of the Board of Directors or the Committees, as applicable. Directors are also reimbursed for eligible business expenses for an amount of up to $1,000 per year. Furthermore, each Director, including Directors who are also executives of the Corporation, can request that donations of up to $8,000 per annum (the “Charitable Allocation”) be made by the Corporation, in each Director’s name, to registered charitable organizations to support events or organizations, where the underlying initiative is consistent with the Corporation’s business and reputational objectives. Unused amounts of the Charitable Allocation may not be rolled over into the next year.

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Director Share Ownership Requirements

The Corporation’s shareholding guidelines for Directors (the “Shareholding Guidelines for Directors”) were adopted by the Board of Directors on November 14, 2008 and amended on January 1, 2016 and are designed to promote Share ownership by Directors to better align their interests with those of the Shareholders.

The Shareholding Guidelines for Directors require Directors to hold Shares or DSUs with an aggregate minimum value (the “Minimum Share Ownership Value for Directors”) at least equal to five (5) times the annual retainer within a five-year period from the date of first appointment to the Board. Directors are not permitted to purchase financial instruments that are designed to hedge or offset a decline in value of the Corporation’s securities granted as compensation or held, directly or indirectly, by Directors.

The extent to which the Minimum Share Ownership Value for Directors is achieved will be evaluated annually. Until the Minimum Share Ownership Value for Directors has been achieved, 50% of a Director’s annual base retainer will be paid in DSUs.

Director Compensation Table

The following table provides details of the compensation received by the non-executive Directors during the 2023 financial year:

Fees Received

Name	Retainer(1) ($)	Share-Based Awards(2) ($)	Other Compensation(3) ($)	Total ($)
Robert Feingold(4)	-	-	-	-
Thomas Finke(5)	31,800	27,000	-	58,800
Linda Habgood	81,000	70,000	66,000	217,000
Thomas Little(6)	36,450	33,418	45,000	114,868
Ioannis (Yannis) Skoufalos(7)	17,600	14,000	-	31,600
Jordan Teramo	89,000	70,000	67,500	226,500
Karen Basian(8)	126,551	101,175	115,000	342,726
Kristen Dickey(9)	88,000	70,000	67,500	225,500
Jon Mattson(10)	66,000	52,500	-	118,500
David Rosenkrantz(11)	78,160	88,312	-	166,472
TOTAL	614,561	526,405	361,000	1,501,966

(1)	These amounts represent all base annual retainer fees (Board and Committees, as the case may be), including those paid in DSUs.
(2)	These amounts represent the total value of the DSUs granted to each Director.
(3)
Additional one-time payments made to board members were attributed to extensive work and attendance of special meetings related to the special committee mandate. Payments pertain to 2023, however directors were only paid in 2024.

(4)	Mr. Feingold was appointed to the Board of Directors on February 28, 2024.
(5)	Mr. Finke was appointed to the Board of Directors and Chairman of the Board on October 20, 2023. The Retainer and Share Based Awards are reflected from his appointment date.
(6)
Mr. Little was appointed to the Board of Directors on July 10, 2023. He was member of the Audit Committee as of July 10, 2023 and member of the GNC as of October 20, 2023. The Retainer and Share Based Awards are reflected from these appointment dates.

(7)	Mr. Skoufalos was appointed to the Board of Directors and as a member of the GNC on October 20, 2023. The Retainer and Share Based Awards are reflected from his appointment date.
(8)	Ms. Basian resigned from the Board of Directors on May 27, 2024.
(9)	Ms. Dickey resigned from the Board of Directors on February 28, 2024.
(10)	Mr. Mattson resigned from the Board of Directors effective September 25, 2023.
(11)	Mr. Rosenkrantz resigned from the Board of Directors effective July 10, 2023.

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Outstanding Share-Based Awards

The table below reflects all share-based awards outstanding as at December 31, 2023 for the non-executive Directors:

		Share-based Awards
	Number of shares or units of	Market or payout value of share-based awards that have	Market or payout value of vested share-based awards not
Name	shares that have not vested(1) (#)	not vested ($)	paid out or distributed(2) ($)
Karen Basian	-	-	587,312
Thomas Finke	-	-	34,298
Linda Habgood	-	-	140,301
Thomas Little	-	-	74,121
Ioannis (Yannis) Skoufalos	-	-	20,833
Jordan G. Teramo	-	-	350,251
Kristen Dickey	-	-	117,562

(1)
Represents the number of unvested DSUs held by non-executive Directors as of December 31, 2023. The DSUs that are granted to non-executive Directors are not subject to any vesting conditions (and therefore, unless otherwise determined, DSUs vest immediately upon being granted) and are paid out upon termination of service. Terms of the DSU Plan are described under “Appendix B - Long-Term Incentive Plans – The DSU Plan”.

(2)	Represents the number of vested DSUs multiplied by the closing price of the Shares on the TSX on December 29,2023 ($3.13).
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STATEMENT OF GOVERNANCE PRACTICES

Governance is a key priority for the Board of Directors and Management of the Corporation and transparency and accountability are essential ingredients of the governance and management framework guiding the Corporation. The Board has adopted policies and guidelines designed to align its interests and those of Management with our Shareholders’ interests and to promote the highest standards of reporting, accountability and ethical behaviour. We regularly review the corporate governance policies and practices we have developed over the years to assure that they continue to be comprehensive, relevant and effective.

The following describes the Corporation’s governance practices with reference to the governance disclosure required of issuers under National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”), including additional voluntary disclosure where appropriate, and guidance on governance practices contained in National Policy 58-201 – Corporate Governance Guidelines.

Board of Directors
Independence

The Charter of the Board of Directors provides that the Board of Directors shall at all times be constituted of a majority of individuals who are independent. Based on the information received from each Director and having taken into account the independence criteria set forth below, the Board of Directors concluded that all Director nominees, with the exception of Thomas Finke, due to his role as Executive Chairman of the Board of Director, are independent within the meaning of NI 58-101 in that each of the nominees has no material relationship with the Corporation and, in the reasonable opinion of the Board of Directors, is independent under the applicable laws, regulations and listing requirements to which the Corporation is subject.

Please refer to the section titled “Board Nominees” for information relating to each nominee proposed for election as a Director. All directorships with other public entities for each of the nominees are described thereunder.

Chair of the Board of Directors

The role of the Chair of the Board of Directors (the “Chair”) is currently assumed by Tom Finke.

A position description for the Chair of the Board of Directors has been adopted and is available on our website at www.aimia.com. Pursuant to the description, the Chair assumes, among other things, the following responsibilities: (i) ensuring that the responsibilities of the Board of Directors are well understood by the Directors; (ii) ensuring that the Board of Directors works as a cohesive team and providing the requisite leadership to enhance Board effectiveness and ensure that the Board’s agenda will enable it to successfully carry out its duties; (iii) ensuring that the resources available to the Board of Directors (in particular, timely and relevant information) are adequate to support its work; (iv) adopting procedures to ensure that the Board of Directors can conduct its work effectively and efficiently, including scheduling and managing meetings; (v) developing the agenda and procedures for Board meetings; (vi) ensuring proper flow of information to the Board of Directors; (vii) acting as a resource person and advisor to the Chief Executive Officer and to the various Board Committees; and (viii) chairing every Shareholders’ meeting and meetings of the Board of Directors and encouraging free and open discussion at such meetings. The position description is reviewed annually by the GNC.

Independent Directors’ Meetings

At each regular and special Board of Directors meeting, non-executive Directors hold “in camera” sessions, in the absence of the members of Management of the Corporation. Questions and comments formulated during such “in camera” sessions are then passed on to the members of Management who were excluded from the “in camera” sessions. In addition, all Committees are entirely composed of independent Directors and meet, as required or desirable, without Management at each meeting at an “in camera” portion.

AT EACH REGULAR AND SPECIAL BOARD OF DIRECTORS OR COMMITTEE MEETING, INDEPENDENT DIRECTORS HOLD “IN CAMERA” SESSIONS.

The Board of Directors has access to information independent of Management through external auditors and consultants and believes that sufficient processes are in place to enable it to function independently of Management. The Board of Directors and its Committees are also able to retain and meet with external advisors and consultants.

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Attendance Record

Please refer to the section titled “Board of Directors – Directors Attendance Record” for the attendance records of each Director of the Corporation for each of the meetings of the Board of Directors and the Committees held in 2023.

Board Size

The Board of Directors is currently composed of seven (7) Directors, all nominees for election as directors at the Meeting. The Board of Directors is of the view that its size and composition and the proposed size and composition, in each case, are adequate and allow for the efficient functioning of the Board of Directors as a decision-making body.

Board Mandate

The Board of Directors has adopted a written charter which sets out, among other things, its roles and responsibilities. The Charter of the Board of Directors can be found at Appendix A to this Information Circular.

Audit Committee Information

Reference is made to the annual information form of the Corporation for the year ended December 31, 2023 for disclosure of information relating to the Audit Committee required under Form 52-110 F1 – Audit Committee Information Required in an AIF. A copy of this document can be found on SEDAR at www.sedarplus.ca or by contacting the Corporation’s Investor Relations Department at 1 University Avenue, Floor 3, Toronto, Ontario, Canada M5J 2P1.

Position Descriptions
Chief Executive Officer

The Board of Directors has adopted a position description for the Chief Executive Officer, which is reviewed annually by the GNC. The position description is available on our website at www.aimia.com. Pursuant to the position description, the Chief Executive Officer has full responsibility for the day-to-day operations of the Corporation’s business in accordance with its strategic plan and operating and capital budgets as approved by the Board of Directors. The Chief Executive Officer is accountable to the Board of Directors for the overall management of the Corporation, and for conformity with policies agreed upon by the Board of Directors. The approval of the Board of Directors (or appropriate Committee) shall be required for all significant decisions outside of the ordinary course of the Corporation’s business.

More specifically, the primary responsibilities of the Chief Executive Officer include the following: (i) developing, for the Board of Directors’ approval, a strategic direction and positioning to ensure the Corporation’s success; (ii) ensuring that the day-to-day business affairs of the Corporation are appropriately managed by developing and implementing processes that will ensure the achievement of the Corporation’s financial and operating goals and objectives; (iii) identifying and communicating to the Board of Directors the principal risks with respect to the Corporation and its businesses, and developing processes for managing such risks; (iv) fostering a corporate culture that promotes professionalism, integrity, performance, customer focus and service; (v) keeping the Board of Directors aware of the Corporation’s performance and events affecting its business, including opportunities in the marketplace and adverse or positive developments; (vi) recruiting, developing and maintaining competent and productive management teams and establishing the organizational structure within the Corporation and its subsidiaries; and (vii) ensuring, in cooperation with the Board of Directors, that there is an effective succession plan in place for the Chief Executive Officer position.

The role of Chief Executive Officer is currently assumed by the Executive Chairman of the Board of Directors. The Executive Chairman has full responsibility for the day-to-day operations of the Corporation’s business in accordance with its strategic plan and operating and capital budgets as approved by the Board of Directors.

Chief Financial Officer

The Board of Directors has adopted a position description for the Chief Financial Officer, which is reviewed annually by the GNC. The position description is available on our website at www.aimia.com.

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Standing Committee Chairs

The Chairs of the GNC, and the HRCC are Yannis Skoufalos, and Linda Habgood, respectively. The new Chair of the Audit committee will be announced in due course.

The Board of Directors has adopted a position description for the Chair of each of the Committees which is reviewed annually by the GNC. The position description is available on our website at www.aimia.com. Pursuant to the position description, the Chair of each standing Committee shall, among other things: (i) ensure that the Committee fulfils the objectives and responsibilities set out in its charter; (ii) ensure that enough time and attention is given to each aspect of the Committee’s responsibilities; (iii) ensure that members of the Committee maintain the level of independence required by applicable legislation; (iv) review the regular assessments of the Committee and take the appropriate measures to correct the weaknesses underlined by the assessment; (v) ensure that the other members of the Committee understand the role and responsibilities of the Committee; (vi) ensure that sufficient information is provided by Management to enable the Committee to exercise its duties; (vii) set the agenda for meetings of the Committee in cooperation with the Chair of the Board of Directors; (viii) ensure that Committee members have sufficient resources to support the applicable Committee’s work (in particular, timely and relevant information); (ix) report to the Board of Directors on any issues considered by the Committee; and (x) carry out other duties as requested by the Board of Directors, depending on need and circumstances.

Orientation and Continuing Education

The Corporation has in place an orientation program for new Directors of the Corporation. New Directors are invited to attend orientation sessions with members of senior Management as well as with the Chief Executive Officer to improve their understanding of the business. Each new Director also receives orientation materials with important information relating to the strategy and operations of the Corporation’s business, including the Board-approved budget. New Directors are also asked to review the Charter of the Board of Directors, the Charter of each Committee, the position descriptions of the Chair of the Board of Directors, the Chief Executive Officer and the Chair of each Committee, the Code of Ethics, the Trading Guidelines and the Public Disclosure Policy of the Corporation in order to fully grasp the role he or she is expected to play as a Director and/or Committee member.

The Board of Directors recognizes the importance of ongoing Director education. In order to facilitate Directors’ professional development, the Corporation encourages and funds attendance at seminars or conferences of interest and relevance. In addition, the Directors regularly meet with Management and are given periodic presentations on the Corporation’s business and recent business developments. The presentation subjects are determined in part from education topics suggested by Directors.

Risk Management Oversight

The Audit Committee’s responsibilities include working with Management to identify, monitor and address material financial and other risks to the business and affairs of the Corporation and its subsidiaries and making recommendations in that regard to the Board of Directors. The Audit Committee is also responsible for assisting the Board in its oversight of Aimia’s internal controls over financial reporting and disclosure and the performance of the Corporation’s internal audit function.

The Corporation’s approach to risk management can be summarized as follows: (i) define risk management principles: which risks should be mitigated (e.g., commercial and operational risks), which risks should be transferred (e.g., disaster risk) and which risks should be monitored but neither mitigated nor insured (e.g., macro-economic risk); (ii) identify key risks (which can be grouped into the following areas: regulatory and legal, macro social/economic risks, competitive disruption, commercial risks, IT/security, operational and other risks); (iii) assess and prioritize these risks; (iv) define responses to key risks according to the severity of each risk (depending on the nature of the response, specific resources may be dedicated to ensuring the risk is properly managed and monitored); and (v) monitor and periodically report ongoing risks and responses. The Board regularly discusses key risks and how they are being tracked and mitigated.

Shareholder Engagement

The Board of Directors believes that it is important to have regular and constructive engagement directly with its Shareholders to allow and encourage Shareholders to express their views on governance and executive compensation matters to the Board outside of the annual meeting. The Board of Directors values the input and insights of the Corporation’s Shareholders. Our Investor Relations Department is responsible for communicating with the investment community on behalf of Aimia and actively engages with shareholders, sell-side analysts, and potential investors. Over the last year, we have engaged in the following initiatives, among others:

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•	Earnings calls: engagement by Aimia executives on a quarterly basis with the investment community to review Aimia’s quarterly financial and operating results and outlook;

•
Investor meetings: as part of regular shareholder engagement, the investor relations team is available for meetings and calls to address shareholder questions or concerns and to provide public information on the Corporation in a timely and responsive manner.

In 2023, substantially all shareholder engagements were conducted via video conference calls, individual meetings with shareholders or by phone.

Quarterly earnings calls and presentations are webcast and available to listen live via Aimia’s website at www.aimia.com.

The Chair of the Board and other Directors may, from time to time, meet with certain Shareholders. Such discussions are intended to focus on an exchange of views about capital allocation, governance and disclosure matters that are within the public domain. Members of the Board of Directors also attend each annual meeting and are available to respond to Shareholder questions. Finally, the Board of Directors receives regular updates from Management with respect to Shareholder feedback and the overall Shareholder outreach program.

As part of its Shareholder engagement process, the Board invites Shareholders and stakeholders to communicate with its members, including the Chair of the Board, by directing communications by email to Investor Relations at IRandMedia@aimia.com or by mail to:

Aimia Inc. Board of Directors
c/o Investor Relations
1 University Avenue, Floor 3
Toronto, ON M5J 2P1
Canada

Directors Attendance Record

In the 2023 financial year, the Board of Directors and its standing Committees held the following number of meetings:

Board of Directors	23

Audit Committee	4

GNC	7

HRCC	5

Total	39

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A record of attendance by individual Directors at meetings of the Board of Directors and its Committees, as applicable, for the 2023 financial year is set out below.

Director	Board	Audit Committee	GNC	HRCC	Overall Committee Attendance	Overall Attendance

Karen Basian	23 of 23	4 of 4	-	5 of 5	100%	100%

Kristen Dickey	23 of 23	-	7 of 7	5 of 5	100%	100%

Thomas Finke(1)	4 of 4	1 of 1	-	1 of 1	100%	100%

Linda Habgood(2)	22 of 23	-	7 of 7	4 of 5	92%	94%

Michael Lehmann(3)	23 of 23	-	-	-	100%	100%

Thomas Little(4)	10 of 11	2 of 2	1 of 1	-	100%	93%

Jon Mattson(5)	14 of 14	-	-	4 of 4	100%	100%

Philip Mittleman	23 of 23	-	-	-	100%	100%

David Rosenkrantz(6)	12 of 12	2 of 4	-	-	100%	100%

Ioannis (Yannis) Skoufalos(7)	4 of 4	-	1 of 1	-	100%	100%

Jordan Teramo(8)	22 of 23	4 of 4	6 of 7	1 of 1	92%	94%

(1)	Mr. Finke was appointed on October 20, 2023.

(2)	Ms. Habgood ceased to be a member of the HRCC effective October 20, 2023.

(3)	Mr. Lehmann resigned from the Board of Directors effective October 20, 2023.

(4)	Mr. Little was appointed on July 10, 2023.

(5)	Mr. Mattson resigned from the Board of Directors and the HRCC effective September 25, 2023.

(6)	Mr. Rosenkrantz resigned from the Board of Directors and the Audit committee effective July 10, 2023.

(7)	Mr. Skoufalos was appointed on October 20, 2023.

(8)	Mr. Teramo was appointed as a member of the HRCC on October 20, 2023 and ceased to be a member of the GNC as of the same date.

Public Disclosure Policy

The Corporation is committed to maintaining high standards regarding disclosure issues. The Board of Directors has adopted a Public Disclosure Policy (the “Public Disclosure Policy”) to confirm in writing the Corporation’s disclosure policies and practices that have been and continue to be in place and to which Management adheres. The objective of the Public Disclosure Policy is to provide guidelines with respect to the dissemination and disclosure of information which seek to ensure (i) communications that are timely, accurate, factual, balanced and broadly disseminated, and (ii) sound disclosure practices which maintain the confidence of the financial community in the integrity of the Corporation’s information.

The Board of Directors has also established a disclosure policy committee (the “Disclosure Committee”), responsible for overseeing the Corporation’s disclosure practices and implementing, administering and monitoring the effectiveness of, and compliance with, the Public Disclosure Policy. The Disclosure Committee consists of the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer and Corporate Secretary and the Vice-President, Investor Relations, or their respective functional equivalents. The Disclosure Committee reviews and updates, as appropriate, the Public Disclosure Policy, on an annual basis or as needed to ensure compliance with changing regulatory requirements. The Disclosure Committee reports to the Audit Committee, on an annual basis or at such other time, as deemed appropriate by the Audit Committee, with respect to the Public Disclosure Policy.

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Trading Guidelines

The Board of Directors has also adopted trading guidelines which set out guidelines on trading of Shares (or any other securities of the Corporation) for any person with knowledge of privileged information about the Corporation or any of its operating entities.

As a general principle, Covered Persons may only purchase or sell Shares (or any other securities of the Corporation) during the period commencing after two (2) full trading days after the Corporation’s quarterly or annual results have been disseminated by means of a press release and ending on the last day of the then-current quarter. For purposes of the trading guidelines, “Covered Persons” means directors, officers and senior Management of the Corporation or any of its operating entities and anyone else who would reasonably be expected to have access to privileged information during periods when financial statements are being prepared but results have not yet been publicly disclosed. No employee of, or anyone having access to privileged information of the Corporation shall trade in the Shares (or any other securities of the Corporation) while in possession of privileged information of any kind (related to financial results or other matters), until such privileged information has been generally disclosed to the public by way of a press release.

Directors, as well as employees who are subject to the Shareholding Guidelines for Executives, are not permitted to purchase financial instruments that are designed to hedge or offset a decrease in market value of the Corporation’s securities granted as compensation or held, directly or indirectly, by such Directors or employees.

Code of Ethics

The Corporation has adopted a Code of Ethics (the “Code”). The Code applies to everyone at the Corporation, including its Directors, officers and employees. A copy of the Code can be obtained on the Corporation’s website at www.aimia.com and on SEDAR at www.sedarplus.ca. The Code covers a variety of subjects such as:

(a)	conflicts of interest;

(b)	use of the Corporation’s assets;

(c)	privacy and confidentiality; and

(d)	fair dealing with other people and organizations.

A CODE OF ETHICS HAS BEEN ADOPTED AND APPLIES TO ALL DIRECTORS, OFFICERS AND EMPLOYEES OF THE CORPORATION.

The GCN has the responsibility for monitoring compliance with and interpreting the Code. The Code has been communicated or brought to the attention of all employees of the Corporation. In addition, all employees and Directors of the Corporation are required to complete an acknowledgement form whereby they undertake to adhere to the principles and standards of the Code. The Corporation uses a confidential and anonymous reporting system that allows employees around the world to report suspected violations of the Code through the Internet or a telephone hotline. The Board of Directors has concluded that such measures foster a culture of ethical conduct within the Corporation and are appropriate and sufficient to ensure compliance with the Code. Management prepares reports for the GNC noting any alleged violations, on a quarterly basis.

Since the adoption of the Code, the Corporation has not filed any material change report pertaining to any conduct of a Director or Executive Officer of the Corporation that would constitute a departure from the Code. The Code and the process for administering it are reviewed by the GNC on an annual basis.

In addition to the relevant provisions of the CBCA applicable to Directors, the Charter of the Board of Directors provides that the Directors shall disclose all actual or potential conflicts of interest and refrain from voting on matters in which the Director has a conflict of interest. The Charter also provides that a Director shall excuse himself or herself from any discussion or decision on any matter in which the Director is precluded from voting as a result of a conflict of interest or which otherwise affects his or her personal, business or professional interests.

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Nomination of Directors

Please refer to the section titled “Expectations for Individual Directors, Succession Planning and Skills Matrix” for a description of the expected skill-set of new Board candidates as well as the specific experience and expertise brought by each individual Director.

The GNC is composed entirely of independent Directors of the Corporation. It is responsible for considering and making recommendations on the desired size of the Board of Directors, the need for recruitment and the expected skill-set of new candidates. In consultation with the Chair of the Board of Directors and the Chief Executive Officer, the GNC determines the expected skill-set of new candidates by taking into account the existing strengths of the Board of Directors and the needs of the Corporation. The GNC then reviews and recommends the candidates for nomination as Directors and approves the final choice of candidates for nomination and election as Directors by the Shareholders. Directors must have an appropriate mix of skills, knowledge and experience in business and an understanding of the industry and the geographical areas in which the Corporation operates. Directors selected should be able to commit the requisite time for all of the applicable Board’s business. The GNC may engage outside advisors to assist in identifying potential candidates.

As part of the selection and nomination process, the GNC must take into account the limits on the size of the Board of Directors as well as the nomination rights set out in the investor rights agreement (the “Investor Rights Agreement”) entered into between the Corporation and Eagle 1250 Investment Group, LLC. (the “Lead Investor”). In accordance with the Investor Rights Agreement:

•	the Board shall not propose or resolve to increase the size of the Board in excess of eight (8) directors without the consent of the Lead Investor;

•
the Lead Investor is entitled to nominate one (1) independent director (the “Investor Nominee”) to the Board for so long as the Lead Investor continues to hold at least 50% of the Share acquired under the Private Placement (the “Target Share Threshold”). Upon the Lead Investor ceasing to hold 50% of the Target Share Threshold, unless otherwise determined by a vote of a majority of the remaining members of the Board, the Investor Nominee shall immediately resign from the Board; and

•
so long as the Investor Nominee serves as a member of the Board, the Investor Nominee (i) shall serve as Chair of the Board’s GNC (provided the Investor Nominee requests to act in such capacity and satisfies the eligibility criteria for such position and committee and provided further that the Investor Nominee is independent for the purposes of applicable securities laws), and (ii) shall be eligible to serve on any committee of the Board provided that the Investor Nominee satisfies the eligibility criteria for such committee.

The current Investor Nominee is Mr. Skoufalos.

Please refer to the section titled “Committees – Governance and Nominating Committee” for a description of the responsibilities, powers and operations of the GNC.

Compensation

The HRCC, which is composed entirely of independent Directors, periodically reviews the compensation of the Directors and is accountable on behalf of the Board to determine the compensation of the Executive Officers of the Corporation and to recommend to the Board the remuneration package for the Chief Executive Officer. Please refer to the Compensation Discussion and Analysis for the criteria used to determine the remuneration of the Directors and Executive Officers of the Corporation.

Board Committees

There are three (3) standing Committees of the Board of Directors: the Audit Committee, the GNC and the HRCC. Each of the Committees is currently composed entirely of independent Directors. The roles and responsibilities of each standing Committee are described in the respective Committee charters. Please refer to the section titled “Committees” for a description of the responsibilities, powers and operations of such Committees.

Assessments

The GNC assumes the responsibility of assessing the effectiveness of the Board of Directors, the Committees and the contribution of individual Directors.

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THE BOARD ASSESSMENT PROCESS IS BASED ON A 3-YEAR CYCLE.

The GNC has the mandate and responsibility to review, by using a three-year comprehensive review cycle, the performance and effectiveness of the Board of Directors as a whole and of each individual Director. During Year 1, the Chair of the Board approves and distributes a questionnaire to each member of the Board of Directors regarding various aspects of Board and individual performance. The questionnaire covers a wide range of issues, including the operation and effectiveness of the Board of Directors and its Committees, the level of knowledge of the Directors relating to the business of the Corporation and the risks it faces, and the contribution of individual Directors, and allows for comments and suggestions. The Chair of the Board, with assistance from the Corporate Secretary, compiles responses to the questionnaires and discusses overall findings with the GNC. Thereafter, the GNC provides a report to the full Board. The GNC may then recommend changes based upon such feedback to enhance Board and Committee performance or refer any areas requiring follow-up to the relevant Committees. During Year 2, each Director completes a self-assessment evaluation of his or her performance and peer-to-peer feedback is also provided. During Year 3, the Chair’s performance is evaluated and assessed through one-on-one meetings between each Director and the Chair of the GNC. The performance of the Chairs of the Committees is also assessed and evaluated.

Director Term Limits

Please refer to the section titled “The Nominated Directors – Retirement Policy and Director Term Limits”.

Representation of Women on the Board and in Executive Officer Positions, Considerations and Targets

Please refer to the section titled “The Nominated Directors – Diversity Policy”.

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COMMITTEES

The Board of Directors has three (3) standing Committees:

●	the Audit Committee
●	the GNC; and
●	the HRCC.

The Board of Directors does not have an executive committee.

All standing committees of the Board of Directors are composed of independent Directors of the Corporation. The roles and responsibilities of each standing committee are set out in formal written charters which are available on the Corporation’s website at https://www.aimia.com/governance/. These charters are reviewed annually to ensure that they reflect best practices as well as applicable regulatory requirements. Each of the standing committees has the authority to retain advisors to assist in fulfilling its obligations.

Audit Committee

The Corporation is required by law to have an audit committee. The Audit Committee shall be composed of not less than three (3) Directors of the Corporation, all of whom shall meet the independence, experience and other membership requirements under applicable laws, rules and regulations as determined by the Board of Directors. The members of the Audit Committee shall have no relationships with Management, the Corporation or its related entities that in the opinion of the Board of Directors may interfere with their independence from Management and from the Corporation. In addition, a member of the Audit Committee shall not receive, other than for service on the Board of Directors, the Audit Committee or other Committees of the Board of Directors, any consulting, advisory or other compensatory fee from the Corporation or any of its related parties or subsidiaries. The members of the Audit Committee shall possess the mix of characteristics, experiences and skills to provide an appropriate balance for the performance of the duties of the Audit Committee and in particular each member of the Audit Committee shall be “financially literate” as defined by relevant securities legislation or regulations.

The objectives of the Audit Committee include the following:

•	To assist the Board of Directors in the discharge of its responsibility to monitor the component parts of the Corporation’s financial reporting and audit process.
•
To maintain and enhance the quality, credibility and objectivity of the Corporation’s financial reporting and to satisfy itself and oversee Management’s responsibility as to the adequacy of the supporting systems of internal financial and accounting controls.

•	To assist the Board of Directors in its oversight of the independence, qualifications and appointment of the external auditor.
•	To monitor the performance of the internal financial and accounting controls and of the internal audit function and external auditors.
•	To provide independent communication between the Board and the external auditor.
•
To facilitate in-depth and candid discussions between the Audit Committee and Management and the external auditor regarding significant issues involving judgment and impacting quality of controls and reporting.

•	To monitor and discuss Management’s identification and handling of significant risks.

The Audit Committee’s responsibilities include the following:

•	Monitor and review the quality and integrity of the Corporation’s accounting and financial reporting process through discussions with Management, the external auditor and the internal audit function.
•
Review with Management and the external auditor and, if considered appropriate, approve for recommendation to the Board of Directors the release of the Corporation’s annual or quarterly financial statements, as applicable, related MD&A and earnings press releases.

•	Meet with the external auditor to review and approve its audit plan.
•	Review and approve estimated audit and audit-related fees and expenses.
•	Review and approve the nature of all non-audit services, as permitted by securities legislation and regulations, to be provided by the external auditor prior to the commencement of such work.
•	Evaluate the performance of the external auditor.
•	Review significant emerging accounting and reporting issues.

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•
Review policies and procedures for the receipt, retention and treatment of complaints received by the Corporation from employees, Shareholders and other stakeholders regarding accounting issues and financial reporting.

•	Review and approve the Public Disclosure Policy.
•	Identify and address material financial and other risks to the business and affairs of the Corporation and its subsidiaries and make recommendations in that regard to the Board of Directors.

The Audit Committee is currently composed of Karen Basian (Chair), Thomas Little and Jordan G. Teramo, each of whom is “independent” of the Corporation within the meaning of applicable securities laws.

The Audit Committee met four (4) times during the period from January 1, 2023 to December 31, 2023.

Governance and Nominating Committee

The GNC shall be composed of not less than three (3) Directors of the Corporation as determined by the Board of Directors, all of whom shall be independent (as defined under applicable securities laws) and comply with eligibility and qualification standards under applicable legislation in effect from time to time.

The primary objective of the GNC is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) ensuring that corporate governance guidelines are adopted, disclosed and applied, including director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education and annual performance evaluation of the Board, and (ii) identifying individuals qualified to become new Board members and recommending to the Board the nominees for each annual meeting of shareholders of the Corporation, as well as (iii) such other matters delegated to the Committee by the Board.

The GNC’s responsibilities include the following:

•	Develop and review position descriptions for the Chair of the Board of Directors, the Chair of each Committee, the Chief Executive Officer and the Chief Financial Officer.
•	Ensure that appropriate structures and procedures are in place so that the Board of Directors can function independently of Management.
•	Put in place an orientation and continuing education program for new Directors on the Board of Directors.
•	Make recommendations to the Board of Directors with respect to the monitoring, adopting and disclosure of corporate governance guidelines.
•	Recommend the types, charters and composition of the Board Committees.
•	Review on a regular basis the adequacy and form of Director compensation.
•	Recommend the nominees to the chairship of the Board Committees.
•	Assist the Board of Directors in determining what competencies and skills the Board of Directors, as a whole, should possess and what competencies and skills each existing Director possesses.
•	Assess the contribution of the Directors and the Board Committees on an ongoing basis.
•	Periodically review and approve the Code of Ethics.
•	Review the Corporation’s social responsibility agenda and its activities relating to the charitable and other donations.
•	Assist the Board of Directors in determining the appropriate size of the Board of Directors, with a view to facilitating effective decision- making.
•
Develop and review criteria regarding personal qualification for Board membership, such as background, experience, technical skill, affiliations and personal characteristics, and develop a process for identifying and recommending candidates.

•	Review the Diversity Policy.
•	Identify individuals qualified to become new members of Board of Directors and recommend them to the Board of Directors.
•	Recommend the slate of Director nominees for each annual meeting of Shareholders.
•	Recommend candidates to fill vacancies on the Board of Directors occurring between annual meetings of Shareholders.

The GNC is currently composed of Yannis Skoufalos (Chair), Linda Habgood and Thomas Little, each of whom is “independent” of the Corporation within the meaning of applicable securities laws.

The GNC met 7 times during the period from January 1, 2023 to December 31, 2023.
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Human Resources and Compensation Committee

The HRCC shall be composed of not less than three (3) Directors of the Corporation as determined by the Board of Directors, all of whom shall be independent (as defined under applicable securities laws) and comply with eligibility and qualification standards under applicable legislation in effect from time to time. Given a recent resignation, the HRCC is currently comprised of two Board members, namely Linda Habgood and Jordan Teramo. Ms. Habgood is currently the Chair of the HRCC and was appointed as such on February 28, 2024. Prior to that, Ms. Habgood was member of the HRCC Committee from January 1, 2023 to October 20, 2023. Mr. Teramo was appointed as a member of the HRCC Committee on October 20, 2023.

The primary objective of the HRCC is to assist the Board of Directors in fulfilling its oversight responsibilities in the field of human resources and compensation. The Committee shall also assist the Board in (i) the oversight of the development, succession planning and compensation of senior executives, (ii) the identification, oversight and management of risk related to the compensation policies and practices of the Corporation, (iii) establishing the compensation philosophy and the compensation and benefit plans for the workforce of the Corporation and its material operating subsidiaries, (iv) executive compensation disclosure, (v) the oversight of the corporate culture of the Corporation to ensure, inter alia, that it reflects the Corporation’s commitment to integrity and the highest standards of ethical behaviour and that it fosters the overall health and well-being of the workforce, as well as (vi) such other matters delegated to the Committee by the Board.

The HRCC’s responsibilities include the following:

•	Develop the compensation philosophy and guidelines for the Corporation’s material operating subsidiaries.
•
In consultation with the Chair of the Board of Directors, review and approve corporate goals, objectives and business performance measures relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of such goals, objectives and business performance measures, and make recommendations to the Board of Directors with respect to the Chief Executive Officer’s compensation level based on this evaluation.

•
Make recommendations to the Board of Directors with respect to senior executive compensation (other than in respect of the Chief Executive Officer, as such is dealt with as per above), incentive compensation and equity-based plans.

•
Review and approve, on behalf of the Board of Directors, the annual salary increase budget and any significant changes to the salary structure that could impact the salary costs in the short-term or long-term.

•	Review executive compensation disclosure before public dissemination, in accordance with applicable rules and regulations.
•	Review the succession plans for Executive Officers to ensure that successors have been identified and that their career development is appropriate.
•	Review the reporting structure of Executive Officers as required or upon request by the Board of Directors.
•	Review and approve the contingency plans in the event of the death, disability and/or any unplanned departure of Executive Officers.
•	Approve all services to be provided by the HRCC’s external compensation consultant or advisor prior to the commencement of such work.
•	Review pension plan design changes for the Corporation’s material operating subsidiaries.

The HRCC is currently composed of Linda Habgood (Chair) and Jordan Teramo, each of whom is “independent” of the Corporation within the meaning of applicable securities laws.

The HRCC met 5 times during the period from January 1, 2023 to December 31, 2023.

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OTHER IMPORTANT INFORMATION

Interest of Informed Persons in Material Transactions

To the knowledge of the Corporation, no Director, senior officer or other insider, as applicable, of (i) the Corporation, or (ii) any associate or affiliate of the persons referred to in (i) has or has had any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s last financial year or in any proposed transaction that has materially affected or will materially affect the Corporation or any of its subsidiaries.

No Indebtedness of Directors and Officers

As at May 27, 2024, the Corporation had not made any loan to Directors, officers, employees or former Directors, officers and employees of the Corporation.

Future Shareholder Proposals

Shareholder proposals must be submitted in writing at Aimia Inc., 1010 Saint Catherine Street West, Suite 200, Montreal, Quebec, Canada, H3B 5L1, Attention: Chief Legal Officer and Corporate Secretary, or by email to mathieu.giguere@corp.aimia.com, and must be received prior to the close of business on February 14, 2025.

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ADDITIONAL INFORMATION

Documents you can request

You can ask us for a copy of the following documents at no charge:

•
the Corporation’s consolidated financial statements for the year ended December 31, 2023 and the auditor’s report thereon, and the management’s discussion and analysis related to such financial statements;

•	any interim financial statements of the Corporation that were filed after the consolidated financial statements for their most recently completed financial year;
•	management’s discussion and analysis for such interim financial statements; and
•	the annual information form of the Corporation for the year ended December 31, 2023, together with any document, or the relevant pages of any document, incorporated by reference into it.
The Corporation’s financial information is included in the audited consolidated financial statements of the Corporation and the notes thereto and in the accompanying management’s discussion and analysis for the financial year ended December 31, 2023.

Should you want a copy of any such documents, please write to the Investor Relations Department at 1 University Street, Floor 3, Toronto, Ontario, Canada M5J 2P1.

The above documents are also available on our website at www.aimia.com and on SEDAR at www.sedarplus.ca. All of our news releases are also available on our website.

Receiving information electronically

You can subscribe to receive a notice of the electronic availability of our corporate documents. If you elect to do so, we will send you an email indicating when they are available on our website.

How to Sign Up – Registered Shareholders

You are a registered Shareholder if your name appears on your Share certificate.

If you are not sure whether you are a registered Shareholder, please contact TSX Trust at 1-800-387-0825. To sign up, go to the website www.tsxtrust.com/edelivery and follow the instructions.

How to Sign Up – Non-Registered Shareholders

You are a non-registered Shareholder if your nominee holds your Shares for you.

If you are not sure whether you are a non-registered Shareholder, please contact TSX Trust at 1-800-387-0825.

To sign up to receive electronically materials relating to our annual Shareholders’ meetings, go to www.investordeliverycanada.com. E-delivery has become a convenient way to make distribution of materials more efficient and is an environmentally responsible alternative by eliminating the use of printed paper and the carbon footprint of the associated mail delivery process. Signing up is quick and easy, go to www.proxyvote.com and sign in with your control number, vote for the resolutions at the meeting and following your vote confirmation, you will be able to select the electronic delivery box and provide an email address. Having registered for electronic delivery, going forward you will receive your Meeting materials by email and will be able to vote on your device by simply following a link in the email sent by your financial intermediary, provided your intermediary supports this service.

To sign up to receive electronically all other documents, go to the website www.tsxtrust.com/edelivery and follow the instructions.

AIMIA INC. | 2024 Management Information Circular	64

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Information Circular or require assistance in completing your proxy form, please contact Kingsdale Advisors, Aimia’s strategic advisor by telephone at 1-800-495-6389 (toll-free in North America) or 1-647-251-9706 (text and call enabled outside North America), or by email at contactus@kingsdaleadvisors.com.

AIMIA INC. | 2024 Management Information Circular	65

APPROVAL OF DIRECTORS

The content and the sending of this Information Circular to Shareholders of the Corporation have been approved by the Directors of the Corporation.

Dated at the City of Montréal, in the Province of Quebec, as of the 27th day of May, 2024.

(signed) Mathieu Giguère
Chief Legal Officer and Corporate Secretary

AIMIA INC. | 2024 Management Information Circular	66

APPENDIX A
CHARTER OF THE BOARD OF DIRECTORS

I.	PURPOSE
This charter describes the role of the Board of Directors (the “Board”) of Aimia Inc. (the “Corporation”).
This charter is subject to the provisions of the Corporation’s articles of incorporation and by-laws and to applicable laws. This charter is not intended to limit, enlarge or change in any way the responsibilities of the Board as determined by such articles, by-laws and applicable laws. Directors are elected or appointed by the shareholders of the Corporation and together with those appointed to fill vacancies or appointed as additional directors throughout the year, collectively constitute the Board.
II.	ROLE
The Board is responsible for the stewardship of the Corporation and its business and is accountable for the performance of the Corporation.
The Board shall establish the overall policies for the Corporation, monitor and evaluate the Corporation’s strategic direction, and retain plenary power for those functions not specifically delegated by it to its Committees or to management. Accordingly, in addition to the duties of directors of a Canadian corporation as prescribed by applicable laws, the Board shall supervise the management of the business and affairs of the Corporation with a view to evaluate, on an ongoing basis, whether the Corporation’s resources are being managed with integrity and in a manner consistent with ethical considerations and stakeholders’ interests and in order to enhance shareholder value.
In discharging their duties, directors must act honestly and in good faith, with a view to the best interests of the Corporation. Directors must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
III.	COMPOSITION
Selection
The Board shall be comprised of that number of directors as shall be determined from time to time by the Board upon recommendation of the Governance and Nominating Committee of the Board.
The Governance and Nominating Committee shall maintain an overview of the desired size of the Board, the need for recruitment and the expected skill-set of new candidates. The Governance and Nominating Committee shall review and recommend to the Board candidates for nomination as directors of the Corporation. The Board shall approve the final choice of the candidates that are to be elected as directors of the Corporation by its shareholders.
Board members must have an appropriate mix of skills, knowledge and experience in business and an understanding of the industry and the geographical areas in which the Corporation operates. Directors selected should be able to commit the requisite time for all of the Board’s business.
Chair
A Chair of the Board shall be appointed by the Board. The Board currently believes that it is in the best interest of the Corporation and its shareholders that the offices of Chair of the Board and Chief Executive Officer be separate. The Chair’s responsibilities shall include the following, in addition to the Chair’s responsibilities pursuant to legislation and the Corporation’s articles and by-laws as well as those which may be assigned to him from time to time by the Board:
(a)	ensuring that the responsibilities of the Board are well understood by the Board;
(b)
ensuring that the Board works as a cohesive team and providing the requisite leadership to enhance Board effectiveness and ensure that the Board’s agenda will enable it to successfully carry out its duties;

(c)	ensuring that the resources available to the Board (in particular, timely and relevant information) are adequate to support its work;
(d)	adopting procedures to ensure that the Board can conduct its work effectively and efficiently, including scheduling and managing meetings;
(e)	developing the agenda and procedures for Board meetings;
(f)	ensuring proper flow of information to the Board;
(g)	acting as a resource person and advisor to the Chief Executive Officer and the various Board committees; and
(h)	chairing every shareholders’ meeting and meetings of the Board and encouraging free and open discussions at such meetings.

Independence
A majority of the Board shall be composed of directors who must be determined to have no material relationship with the Corporation and who, in the reasonable opinion of the Board, must be unrelated and independent under the laws, regulations and listing requirements to which the Corporation is subject.
Criteria for Board Membership
Board members are expected to possess the following characteristics and traits:
(a)	demonstrate high ethical standards and integrity in their personal and professional dealings;
(b)	act honestly and in good faith with a view to the best interests of the Corporation;
(c)	devote sufficient time to the affairs of the Corporation and exercise care, diligence and skill in fulfilling their responsibilities both as Board members and as Committee members;
(d)	provide independent judgment on a broad range of issues;
(e)	understand and critically evaluate the key business plans and the strategic direction of the Corporation;
(f)	raise questions and issues to facilitate active and effective participation in the deliberation of the Board and of each Committee;
(g)	make all reasonable efforts to attend all Board and Committee meetings; and
(h)	review the materials provided by management in advance of the Board and Committee meetings.
Retirement Age for Directors
The policy of the Board is that no person shall be appointed or elected as a director if the person exceeds 75 years of age. The policy allows for an exception where the Board determines it is in the interest of the Corporation to request a director to extend his/her term beyond the regular retirement age, provided however that such extension is requested in one-year increments.
IV.	COMPENSATION
The Board has determined that the directors should be compensated in a form and amount which is appropriate and which is customary for comparable corporations, having regard for such matters as time commitment, responsibility and trends in director compensation.
V.	RESPONSIBILITIES
Without limiting the Board’s governance obligations, general Board responsibilities shall include the following:
(a)	discussing and developing the Corporation’s approach to corporate governance, with the involvement of the Governance and Nominating Committee;
(b)	declaring and approving dividends paid by the Corporation;
(c)
reviewing and approving management’s strategic and business plans on an annual basis, including developing an in-depth knowledge of the business, understanding and questioning the plans’ assumptions, and reaching an independent judgment as to the probability that the plans can be realized;

(d)	monitoring corporate performance against the strategic business plans, including reviewing operating results on a regular basis to evaluate whether the business is being properly managed;
(e)	appointing the Chief Executive Officer and developing his or her position description with the recommendation of the Governance and Resources Committee;
(f)	reviewing, through the Human Resources and Compensation Committee, succession plans for the Chief Executive Officer and for the Corporation’s senior executives;
(g)	reviewing, through the Human Resources and Compensation Committee, the compensation of the Chief Executive Officer;
(h)	identifying the principal risks of the Corporation’s businesses and ensuring the implementation of appropriate systems to manage these risks;
(i)	ensuring that appropriate structures and procedures are in place so that the Board and its Committees can function independently of management;
(j)	ensuring the proper and efficient functioning of the Committees of the Board;
(k)	providing a source of advice and counsel to management;

(l)	reviewing and approving key policies developed by management;
(m)	reviewing, approving and, as required, overseeing compliance with the Corporation’s public disclosure policy;
(n)	overseeing the Corporation’s disclosure controls and procedures;
(o)	monitoring, through the Audit, Finance and Risk Committee, the Corporation’s internal controls;
(p)	ensuring that the Corporation’s senior executives possess the ability required for their roles, are adequately trained and monitored;
(q)
ensuring that the Chief Executive Officer and the other senior executives have the integrity required for their roles and the capability to promote a culture of integrity and accountability within the Corporation;

(r)	conducting, through the Governance and Nominating Committee, an assessment of the Board and its Committees on a annual basis;
(s)	selecting, upon the recommendation of the Governance and Nominating Committee, the candidates that are to be nominated as directors of the Corporation;
(t)	selecting a Chair of the Board; and
(u)
ensuring, with the Governance and Nominating Committee, that the Board as a whole, the Committees of the Board and each of the directors are capable of carrying out and do carry out their roles effectively.

VI.	MEETINGS
The Board shall meet at least quarterly, with additional meetings scheduled as required. Such additional meetings may be held at the request of any director with notice given to all directors of the Board. Each director has a responsibility to attend and participate in meetings of the Board. The Chair of the Board shall approve the agenda for Board meetings. The Corporate Secretary shall distribute the meeting agenda and minutes to the Board.
Information and materials that are important to the Board’s understanding of the agenda items and related topics shall be distributed in advance of a meeting. The Corporation shall deliver information on the business, operations and finances of the Corporation to the Board on an as-required basis.
On the occasion of each regularly scheduled Board meeting and at other times as they may wish, non-management directors shall hold “in-camera” sessions, in the absence of members of management.
VII.	DECISIONS REQUIRING PRIOR BOARD APPROVAL
In addition to those specific matters requiring prior Board approval pursuant to the Corporation’s by-laws or applicable laws, the Board shall be responsible for approving the following:
(a)
interim and annual financial statements, provided that the Board may delegate to the Audit, Finance and Risk Committee the responsibility to review such financial statements and make its recommendations to the Board;

(b)	strategic plans, business plans and capital expenditure budgets;
(c)	raising of debt or equity capital and other major financial activities;
(d)	hiring, compensation and succession for the Chief Executive Officer and other senior executives;
(e)	major organizational restructurings, including spin-offs;
(f)	material acquisitions and divestitures; and
(g)	major corporate policies.
VIII.	BOARD COMMITTEES
There are three standing Committees of the Board: the Audit, Finance and Risk Committee, the Governance and Nominating Committee and the Human Resources and Compensation. The roles and responsibilities of each Committee are described in the respective Committee charters.
Members of the Audit, Finance and Risk Committee, the Governance and Nominating Committee and the Human Resources and Compensation Committee shall be independent as required under the charter of each Committee and the laws, regulations and listing requirements to which the Corporation is subject.

IX.	COMMUNICATION WITH THE BOARD
Shareholders of the Corporation and other constituencies may communicate with the Board and individual board members by contacting Investor Relations.
X.	ADVISORS
The Board has determined that any individual director who wishes to engage a nonmanagement advisor to assist on matters involving such director’s responsibilities as a director at the expense of the Corporation should have his or her request reviewed by, and obtain the authorization of, the Chair of the Board.
XI.	OTHER MATTERS
The Board expects directors as well as officers and employees of the Corporation to act ethically at all times and to acknowledge their adherence to the policies comprising the Code of Ethics (the “Code”). The Board, with the assistance of the Governance and Nominating Committee, is responsible for monitoring compliance with the Code.
Directors shall disclose all actual or potential conflicts of interest and refrain from voting on matters in which the director has a conflict of interest. In addition, a director shall excuse himself or herself from any discussion or decision on any matter in which the director is precluded from voting as a result of a conflict of interest or which otherwise affects his or her personal, business or professional interests.

APPENDIX B
LONG-TERM INCENTIVE PLANS

This Appendix B provides details regarding the LTIP, the share unit plan (“SUP”) and the DSU Plan. Capitalized Terms contained herein that are not otherwise defined in the Information Circular, including this Appendix B, have the meanings given to them in the applicable incentive plan, which are reproduced below under the heading “Definition of Terms used in the Incentive Plans.”

The LTIP

The LTIP of the Corporation is dated June 25, 2008 and was amended by the Board of Directors on May 4, 2012, which amendments did not require Shareholder approval. On February 28, 2013, the Board of Directors of the Corporation approved certain amendments to the LTIP, which were approved by the Shareholders at the annual meeting held on May 14, 2013. The description of the LTIP provided below is of the LTIP as amended by the Board of Directors on February 28, 2013 and as approved by Shareholders on May 14, 2013.

General Terms Applicable to the LTIP

The LTIP is designed to provide Eligible Participants (as defined below) with incentive compensation that enhances the Corporation’s ability to attract, retain and motivate the key contributors who will drive the Corporation’s long-term business success and to reward executives and other critical employees for significant performance that results in the Corporation meeting or exceeding its performance targets over the long-term. The LTIP is also designed to align Participants’ interests with those of Shareholders by delivering awards which are either settled in shares of the Corporation or which track the value of the Corporation’s shares.

The LTIP permits the granting of Options to Eligible Participants of the Corporation and its subsidiaries. As of February 2015, PSUs are granted under the SUP. The LTIP is administered by the HRCC.

A maximum of 16,381,000 Shares are reserved and authorized for issuance pursuant to the LTIP, which number represents approximately 16.4% of the issued and outstanding Shares as of May 27, 2024. As of May 27, 2024, the 584,233 Shares to be issued pursuant to the exercise of outstanding Options represents approximately 0.6% of all of the Corporation’s issued and outstanding Shares. As per the LTIP, the value of PSUs realized upon achievement of performance vesting conditions can be settled in cash or through the purchase of Shares on the open market, at the determination of the Board of Directors, but not through the issuance of Shares from treasury.

Annual Burn Rate

In accordance with the requirements of Section 613(p) of the TSX Corporation Manual, the annual burn rate of the awards granted under the LTIP as of the end of the financial year ended December 31, 2023 and for the two preceding financial years was nil as no securities were granted under the LTIP. The burn rate is calculated by dividing the number of securities granted under the LTIP during the relevant fiscal year by the weighted average number of Shares outstanding for the applicable fiscal year.

The LTIP provides that (i) the aggregate number of Shares reserved for issuance at any time to any one Eligible Participant and
(ii) the aggregate number of Shares issued to any one insider under the LTIP or any other proposed or established share compensation arrangement within any one-year period, shall not exceed 5% of the issued and outstanding Shares at such time. The LTIP also provides that the aggregate number of Shares (i) issued to insiders under the LTIP or any other proposed or established share compensation arrangement within any one-year period and (ii) issuable to insiders at any time under the LTIP or any other proposed or established share compensation arrangement, shall in each case not exceed 10% of the issued and outstanding Shares.

Options granted or awarded under the LTIP may not be assigned or transferred with the exception of an assignment made to a personal representative of a deceased Participant.

The SUP

On February 26, 2015, the Board of Directors adopted the SUP for the grant of PSUs or RSUs (together, “Share Units”) to officers, senior Management and other employees of the Corporation and its subsidiaries as the Board of Directors or a Committee appointed by the Board of Directors, as the case may be, shall from time to time determine. For greater certainty, non-employee directors of the Corporation are not Eligible Participants.

General Terms Applicable to the SUP

The SUP is non-dilutive. Settlement of PSUs and RSUs, as the case may be, will be made in cash or in Shares purchased from the open market, at the option of Aimia, pursuant to the terms and conditions described in the SUP. The SUP will not rely upon Shares from treasury, nor are there any corresponding Shares reserved in the treasury for purposes of the SUP.

Share Units entitle Participants to receive on the vesting date thereof, cash equal to the market value of the Shares on the vesting date, being the average closing price of the Shares on the TSX for the five (5) trading days during which Shares were traded immediately preceding such date, or, at the Corporation’s option, an amount of Shares purchased on the open market with an aggregate value equal to the amount that would have been paid in cash as described above, subject to the terms and conditions set forth in the SUP. The Board has discretion to establish at the time of each grant, within the restrictions set forth in the SUP, the terms and conditions of each PSU or RSU award, as well as the vesting date, the performance objectives (in the case of PSUs) which must be attained for any award, or part thereof, to vest, and other particulars. Unless otherwise determined by the Board of Directors or a Committee of the Board at or after the time of grant, PSU or RSU awards shall be cancelled on the vesting date if the applicable vesting conditions have not been met.

The Board of Directors may also amend, suspend or terminate the SUP or any Share Units granted thereunder at any time, provided that no such amendment, suspension or termination may be made without obtaining any required regulatory approval, if applicable, or alter or impair any accrued rights of a Participant under Share Units previously granted under the SUP, without the consent or the deemed consent of the Participant.

The DSU Plan

The DSU Plan is administered by the HRCC for the compensation of directors and for the compensation of designated officers and executives of the Corporation. Directors of the Corporation are automatically eligible to participate in the DSU Plan while the HRCC designates, from time to time and at its sole discretion, the designated officers and executives of the Corporation who are eligible to participate in the DSU Plan.

At its discretion, the Board of Directors may from time-to-time award DSUs as an incentive to accept employment with the Corporation, to recognize outstanding achievements or for reaching certain corporate objectives or as new hire awards for senior Management. As described earlier, the objectives underlying participation in the DSU Plan are to align the interests of senior Management with those of Shareholders for the long term and fosters long-term retention.

Independent Directors are granted annually (and issued quarterly) an amount of DSUs equal to $70,000 per year for independent Directors other than the Chair, and $135,000 for the Chair, calculated using the average value of the Corporation’s Share for the five (5) trading days preceding the grant. Directors are required to convert a minimum of 50% of their annual cash Board retainer fee in DSUs until they meet the applicable Shareholding Guidelines for Directors. In addition, Directors may also elect, on an annual basis, to convert all or a portion of their: (i) annual Board cash retainer fees; (ii) annual committee(s) cash retainer fees; and (iii) Board meeting fees, in DSUs.

Terms of Grants Under Our Plans

Specific Terms Related to the Options

Options are granted under the LTIP. The Board of Directors or the HRCC will (i) set the term of the Options granted under the LTIP, which term cannot exceed ten (10) years and (ii) fix the vesting terms and Date of Grant of Options as it deems appropriate at the time of the grant of such Options. Should the expiration date for an Option fall within a Black-Out Period or within ten (10) Trading Days following the expiration of a Black-Out Period, the expiry date of the Option shall be extended until that date which is the tenth (10th) Trading Day following the end of the Black-Out Period.

The exercise price of any Options granted pursuant to the LTIP will be determined by the Board of Directors or the HRCC when such Options are granted, provided that the exercise price shall not be less than the market value of the Shares at the Date of Grant. The “market value” of a Share shall be the average closing price of a Share on the TSX for the five (5) Trading Days preceding the Date of Grant. Should the Date of Grant for any given Option fall within a Black-Out Period or within five (5) Trading Days following the end of a Black-Out Period, the Date of Grant will be presumed to be the sixth (6th) Trading Day following the end of such Black-Out Period. No Option shall be exercised by a Participant on a day that is not a Trading Day or during a Black-Out Period.

When exercising Options, a Participant may give the Corporation instructions to sell, at the prevailing market price of the Shares on the TSX at the time of any such sale, the necessary number of Shares issuable upon exercise of such Options to effect payment of the applicable purchase price with the resulting proceeds.

With the consent of the Board of Directors or the HRCC, a Participant may, rather than exercise an Option which the Participant is entitled to exercise under the LTIP, elect to terminate the Option in whole or in part and, in lieu of receiving the Shares to which the terminated Option relates, receive such amount of cash equal to the product of the number of Shares to which the terminated Option relates multiplied by the difference between the fair market value of a Share on the date of termination of the Options and the Option Price of the Shares to which the terminated Option relates, less any amount withheld on account of income taxes, which withheld income taxes will be remitted by the Corporation. The fair market value of a Share shall be the closing price of a Share on the TSX on the Trading Day on which the election described above is made.

The decision to grant Options and the number of Options granted are subject to the Board’s discretion. Options are normally granted under the following conditions:

•	seven-year term to expiry; and

•	vesting is either over three (3) of four (4) years.

The Option Grants Awarded in Financial Year 2023

1,027,529 Options were granted in 2023.

As at December 31, 2023, an aggregate of 1,102,671 Options were outstanding, representing 1.2% of total Shares outstanding. This compares to 75,142 Options representing 0.1% of total Shares outstanding as at December 31, 2022.

None of the NEOs exercised any of their vested Options in 2023.

Specific Terms Related to the PSUs

PSUs are granted under the SUP. PSUs may be granted to Eligible Participants, from time to time, in the sole discretion of the Board of Directors or the HRCC.

The Board of Directors or the HRCC will fix the period during which PSUs may vest which period shall not exceed three (3) years after the calendar year in which the PSU was granted (the “Restriction Period”). Each PSU grant will be subject to certain vesting conditions, including performance criteria, such conditions to be determined by the Board of Directors or the HRCC and to be provided to the Participant under a separate agreement.

As part of the significant overall simplification of the Corporation’s compensation programs, no PSUs were granted in 2023, and no PSUs remained outstanding as of the date hereof. PSUs under the SUP may be granted at a later time at the discretion of the HRCC and the Board of Directors.

Specific Terms Related to the RSUs

RSUs are granted under the SUP. RSUs may be granted to Eligible Participants, from time to time, in the sole discretion of the Board of Directors or the HRCC.

The Board of Directors or the HRCC will fix the period during which RSUs may vest which period shall not exceed the Restriction Period. Each RSU grant will be subject to certain vesting conditions, such conditions to be determined by the Board of Directors or the HRCC and to be provided to the Participant under a separate agreement.

As part of the significant overall simplification of the Corporation’s compensation programs, no RSUs were granted in 2023, and no RSUs remained outstanding as of the date hereof. PSUs under the SUP may be granted at a later time at the discretion of the HRCC and the Board of Directors.

Specific Terms Related to the DSUs

A Participant in the DSU Plan is not entitled to exercise any Shareholder rights with respect to the Shares relative to DSUs that were granted to such Participant. Additional DSUs are received as dividend equivalents. Vesting conditions may be attached to DSUs at the Board’s discretion.

In the event of the occurrence of a Termination Due to a Change in Control as defined in the Change in Control Policy as amended on September 15, 2020, all unvested outstanding DSUs held by a Specified Executive immediately prior to the Specified Executive’s Termination Date will vest as of such Termination Date.

The DSU Grants Awarded in Financial Year 2023

No DSUs were awarded to members of senior Management in 2023. It is not anticipated that the NEOs will receive additional LTIP grants, including DSUs, in the near term.

In addition, DSUs were granted to non-executive Directors of the Corporation.

Treatment Upon Termination of Employment

Treatment Upon Termination of Employment – Options

Unless the Board of Directors or the HRCC decides otherwise, Options granted under the LTIP will expire at the earlier of the expiration of the original term of the Option and (i) the Participant’s Termination Date when the Participant’s employment has been terminated for “cause”; (ii) on the thirty-first (31st) day following the Participant’s Termination Date when the Participant’s employment has been terminated voluntarily or by the Corporation for reasons other than for “cause”; (iii) twelve (12) months after the Participant’s death; or (iv) three (3) years after the Participant’s Retirement.

Upon a Participant’s voluntary leave of absence, including without limitation, maternity and paternity leaves or disability which does not lead to a termination of employment, or when a Participant’s employment has been terminated by reason of injury or disability, any Options or unexercised part thereof granted to such Participant may be exercised as the rights to exercise accrue, with the consent of the Corporation’s Chief Executive Officer or the Board of Directors in the case of members of the Corporation’s executive management committee.

Treatment Upon Termination of Employment – PSUs/RSUs

Unless otherwise determined by the Board of Directors or a committee of the Board, upon a Participant’s employment with the Corporation or one of its subsidiaries being terminated voluntarily by such Participant or being terminated for “cause”, the Participant’s participation in the SUP shall be terminated on such Participant’s Termination Date (being, in the event the Participant is terminated by the Corporation or one of its subsidiaries, the date stipulated in a notice given in writing or verbally to a Participant informing him/her that his/her active employment with the Corporation and its subsidiaries will end, or, in the event of a Participant’s voluntary termination, the date at which the Participant ceases to be an employee of the Corporation or one its subsidiaries or at such a later date as may be directed by the Corporation), all Share Units that have not vested shall be forfeited and cancelled, and any Participant’s rights related to such unvested Share Units shall be forfeited and cancelled on the Termination Date.

Unless otherwise determined by the Board of Directors or a committee of the Board, upon a Participant’s termination of employment for reasons other than for cause, the Participant’s participation in the SUP shall be terminated on such Participant’s Termination Date, provided, however, that all unvested Share Units shall remain in effect until the end of the applicable Restriction Period (being, the period of time starting on the award date and ending on the vesting date). At the end of such Restriction Period, the Board of Directors or a Committee of the Board will evaluate whether the vesting conditions and performance criteria were met in order to determine the amount of the payment to which the Participant is entitled, if any, in accordance with the following formula:

Number of unvested Share Units outstanding in the Participant’s account	×	Number of completed months during the applicable Restriction Period, as of the date of the Participant’s termination
Total number of months included in the applicable Restriction Period

Upon a Participant’s death, the Participant’s participation in the SUP shall be immediately terminated, provided, however, that the Participant’s legal representatives shall be entitled to receive that number of Shares equal to the number of unvested Share Units outstanding in the Participant’s account, as if the applicable vesting conditions related to those Share Units were met, and pro-rated in the same manner as set forth in the formula above.

Upon a Participant’s retirement or termination of employment for reason of injury or disability or in the case of disability which does not lead to a termination of employment, all unvested Share Units shall remain in effect until the end of the applicable Restriction Period as if the Participant was still employed by the Corporation or not disabled.

Upon a Participant electing a voluntary leave of absence, the Participant’s participation in the SUP shall be suspended during such leave of absence, provided that all unvested Share Units in the Participant’s account as of such date relating to a Restriction Period in progress shall remain in effect until the end of the applicable Restriction Period. At the end of such Restriction Period, the Board of Directors or a Committee of the Board will evaluate whether the vesting conditions and performance criteria were met in order to determine the amount of the payment to which the Participant is entitled, if any, in accordance with the formula set forth above.

Treatment Upon Termination of Employment – DSUs

Upon termination of service, a Participant in the DSU Plan shall be entitled to receive for each vested DSU credited to his account the payment in cash of the value of a Share (the “Share Value”) at the market price on the date of his termination of service, provided, however, that if a Participant’s termination of service occurs concurrently with the occurrence of a Black-Out Period (as defined in the DSU Plan), the market price shall, in such case, be calculated at the end of the fifth (5th) trading day immediately following the last day of such Black-Out Period. No guarantee of the market value of the Shares is attached to the Share Value.

Impact of a Change of Control

Subject to the provisions contained in any employment agreement between a holder of PSUs, RSUs, DSUs and/or Options and the Corporation and the All of the NEOs benefit from severance arrangements upon termination without cause.

If the employment of a NEO is terminated without cause, the NEO is entitled to a lump sum severance payment of base salary (the “Severance Period”) as contractually agreed in their employment agreements. Mr. Leonard was also entitled to a lump sum cash amount equal to the product of (i) the number of months included in the Severance Period divided by twelve (12); and
(ii) the average amount of the STIP payout which was paid to the NEO in respect of each of the two (2) calendar years preceding the year of termination. In addition, within thirty (30) days following the approval by the Board of Directors of Aimia’s audited annual financial statements for the year during which the NEO was terminated, and provided that the corporate performance during the year of such termination, results in the payment of STIP awards and the NEO would have been normally entitled to an STIP award, Mr. Leonard would be entitled to an amount equal to the target STIP award for the calendar year of such termination, adjusted for individual and Corporation goal outcomes as appropriate, multiplied by the number of days from January 1 of the calendar year of such termination to the date of termination, divided by 365. Furthermore, Mr. Leonard would continue to receive basic health and dental, life insurance benefits until the earlier of the expiry of the Severance Period or the date the NEO secures alternate employment with comparable perquisites. Mr. Leonard shall also be deemed to accumulate service during the Severance Period for purposes of the pension plans and the NEO and Aimia shall continue to make the required contributions to the pension plans during the Severance Period, in accordance with the terms of the plans.

All of the agreements for the NEOs described above provide for non-compete and non-solicitation restrictions upon termination of employment.

Change in Control Policy described starting on page 48 of the Information Circular, if (i) any person becomes the beneficial owner, directly or indirectly, of 50% or more of either the issued and outstanding Shares or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) any person acquires, directly or indirectly, securities to which is attached the right to elect the majority of the directors of the Corporation; (iii) the Corporation undergoes a liquidation or dissolution or sells all or substantially all of its assets; (iv) as a result of or in connection with: (A) a contested election of directors, or (B) a merger, consolidation, reorganization or acquisition involving the Corporation or any of its affiliated entities and another corporation or other entity, the nominees named in the most recent Information Circular of the Corporation for election to the Board no longer constitute a majority of the Board; or (v) a merger or consolidation of the Corporation is consummated with any other Person, other than (A) a merger or consolidation that would result in the voting securities entitled to vote generally in the election of directors outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the Corporation or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities, the Board of Directors may make such provision for the protection of the rights of the Participants as the Board of Directors, in its discretion, considers appropriate in the circumstances, including, without limitation, changing the vesting for the Options and/or the date on which any Option expires or the Restriction Period for the DSUs, PSUs or RSUs.

For greater certainty, unless the Board decides otherwise, the consummation of any transaction or series of transactions immediately following which the record holders of the Shares immediately before such transaction or series of transactions continue, directly or indirectly, to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions, shall not constitute a Change in Control.

Definition of Terms used in the Incentive Plans

Definitions of capitalized terms of the incentive plans that are used in this Appendix B are reproduced below:

•
“Black-Out Period” means a period during which designated employees of the Corporation cannot trade Shares pursuant to the Corporation’s policy respecting restrictions on employee trading which is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation, or in respect of an Insider (as such term is defined under the Securities Act (Ontario)), that Insider, is subject);

•
“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in the City of Montréal, in the Province of Québec, for the transaction of banking business;

•
“Date of Grant” means the date on which an Option, PSU, RSU or DSU is granted under the LTIP, SUP or DSU Plan, as applicable, which date may be on or, if so determined by the Board at the time of grant, after the date that the Board resolves to grant the Option, PSU, RSU or DSU, provided that if the date on which the Board resolves to grant an Option, PSU, RSU or DSU falls within a Black-Out Period or within five Trading Days following the end of a Black-Out Period, the Date of Grant shall be presumed to be the sixth Trading Day following the end of such Black-Out Period;

•
“Eligible Participants” or “Participants” are defined in the LTIP, SUP or DSU Plan as being officers, senior executives and other employees of the Corporation as the Board of Directors or HRCC shall from time to time determine are in key positions in the Corporation. For greater certainty, non-employee directors of the Corporation are not Eligible Participants of the LTIP or SUP;

•
“Insider” has the meaning given to this term in the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time, and also includes “associates” and “affiliates” of an Insider, as such terms are also defined in such legislation;

•
“Retirement” means the termination of employment at age 60 or later (or earlier with the consent of the Corporation’s CEO, or the Board in the case of members of the Corporation’s executive management committee);

•
“Termination Date” means (i) in the event of a Participant’s (as defined above) voluntary termination, the date on which such Participant ceases to be an employee of the Corporation or a subsidiary; (ii) in the event of the termination of the Participant’s employment by the Corporation or a subsidiary, the date on which such Participant is advised by the Corporation or the subsidiary, as the case may be, in writing or verbally, that his/her services are no longer required; or (iii) such later date as may be directed by the Corporation; and

•	“Trading Day” means a Business Day on which a sale of Shares occurred on the TSX.

Amendment Provisions of the Incentive Plans

Amendment Provisions of the LTIP

The LTIP includes amendment procedures pursuant to which the Board may amend the LTIP, or any Option outstanding under the LTIP, provided that such amendment shall: (a) not adversely alter or impair any Option previously granted, except for certain adjustments in the case of changes affecting the Shares (“Shares Adjustments”); (b) be subject to any regulatory approvals including, where required, the approval of the TSX; and (c) be subject to Shareholder approval, where required by law or the requirements of the TSX, provided that Shareholder approval shall not be required for the Board of directors to make the changes which may include but are not limited to: (a) amendments of a “housekeeping” nature; (b) a change to the vesting provisions of any Option; (c) the introduction or amendment of a cashless exercise feature payable in securities, whether or not such feature provides for a full deduction of the number of underlying securities from the LTIP reserve; (d) the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted; (e) a change to the Eligible Participants of the LTIP, including a change which would have the potential of broadening or increasing participation by Insiders; and (f) the addition of a deferred or restricted share unit or any other provision which results in Participants receiving securities while no cash consideration is received by the issuer.

Notwithstanding the foregoing, the Board shall be required to obtain Shareholder approval to make the following amendments:
(a) any change to the maximum number of Shares issuable from treasury under the LTIP, including an increase to the fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage, except in case of Shares Adjustments; (b) any amendment which reduces the exercise price of any Option after the Option has been granted or any cancellation of an Option and the substitution of that Option by a new Option with a reduced price, except in the case of Shares Adjustments; (c) any exchange or buy-out of any Option for cash or other property, in a case where the exercise price of such Option is below the prevailing price of one Share on the TSX; (d) any amendment which extends the expiry date of any Option beyond the original expiry date, except in case of an extension due to a Black-Out Period; (e) any amendment which would allow non-employee directors to be eligible for awards under the LTIP; (f) any amendment which would permit any Option granted under the LTIP to be transferable or assignable by any Participant other than by will or pursuant to the laws of succession; (g) any amendment which allows a payment of PSUs through the use of Shares issued from treasury; (h) any amendment which increases the maximum number of Shares that may be issued to Insiders as a group or any one Insider under the LTIP or any other proposed or established share compensation arrangement, except in case of Shares Adjustments; and
(i) any amendment to the amendment provisions of the LTIP, provided that Shares held directly or indirectly by Insiders benefiting from the amendments in (b) and (d) shall be excluded when obtaining such Shareholder approval.

Amendment Provisions of the SUP

The Board may amend, suspend or terminate the SUP or any Share Units granted thereunder at any time, provided that no such amendment, suspension or termination may (a) be made without obtaining any required regulatory approval, if applicable; and (b) alter or impair any accrued rights of a Participant under Share Units previously granted under the SUP, without the consent or the deemed consent of the Participant.

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